UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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OLD NATIONAL BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OLD NATIONAL BANCORP

Notice of Annual Meeting and Proxy Statement

Annual Meeting of Shareholders

May 7, 2015

Old National Bancorp

One Main Street

Evansville, Indiana 47708

Notice of Annual Meeting of Shareholders

To Our Shareholders:

The 2015 Annual Meeting of Shareholders of Old National Bancorp (the “Company”) will be held in the Schlottman Auditorium at the Old National Bank headquarters located on the 4th floor at One Main Street, Evansville, Indiana, on Thursday, May 7, 2015, at 9:00 a.m. Central Daylight Time for the following purposes:

(1)	Election of the Company’s Board of Directors consisting of thirteen Directors to serve for one year and until the election and qualification of their successors.

(2)	Approval of a non-binding advisory proposal on Executive Compensation.

(3)	Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

(4)	Transaction of such other matters as may properly come before the meeting or any adjournments and postponements thereof.

Common shareholders of record at the close of business on March 3, 2015 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Jeffrey L. Knight

Executive Vice President,

Chief Legal Counsel and

Corporate Secretary

March 13, 2015

IMPORTANT

Please submit your proxy promptly by mail or by Internet. In order that there may be proper representation at the meeting, you are urged to complete, sign, date and return the proxy card in the envelope provided to you or vote by Internet, whether or not you plan to attend the meeting. No postage is required if mailed in the United States.

Old National Bancorp

2015 Proxy Statement – Summary

The following summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 1 through 4)

Meeting: Annual Meeting of Shareholders	Date: Thursday, May 7, 2015	Time: 9:00 a.m. Central

Location: Old National Bank, One Main Street, Evansville, Indiana – Schlottman Auditorium 4th Floor

Record Date: March 3, 2015

Voting: Shareholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals being voted on.

Admission: You must provide an admission ticket or proof of stock ownership to enter the meeting. Please see page 2 for further information.

Webcast: We will provide a live webcast of the Annual Meeting that can be accessed from the Investor Relations section of our website at www.oldnational.com.

PROPOSALS TO BE VOTED ON AND BOARD VOTING RECOMMENDATIONS

Proposals	Recommendation	Page Reference for more detail

• Election of Directors	FOR Each Director Nominee	14

• Approval of an Advisory Proposal on Executive Compensation	FOR	60

• Ratification of Crowe Horwath, LLP as independent accountants for 2015	FOR	61

DIRECTOR NOMINEES

(see pages 15 through 21)

Name	Age	Director Since	Occupation	Independent

Alan W. Braun	70	1988	Retired Chairman Emeritus & Senior Advisor, Industrial Contractors Skanska	Yes

Larry E. Dunigan	72	1982	Chairman & CEO, Holiday Management Company/Chairman of the Board, Old National Bancorp	Yes

Niel C. Ellerbrook	66	2002	Retired Chairman & CEO, Vectren Corporation	Yes

Andrew E. Goebel	67	2000	Retired President & COO, Vectren Corporation	Yes

Jerome F. Henry, Jr.	64	2014	President, Midwest Pipe & Steel, Inc.	Yes

Robert G. Jones	58	2004	President & CEO, Old National Bancorp	No

Phelps L. Lambert	67	1990	Managing Partner, Lambert & Lambert Real Estate Development	Yes

Arthur H. McElwee, Jr.	72	2007	Chairman of the Board, Toefco Engineered Coating Systems, Inc.	Yes

James T. Morris	71	2010	Vice Chairman, Pacers Sports and Entertainment	Yes

Randall T. Shepard	68	2012	Former Chief Justice, Indiana Supreme Court	Yes

Rebecca S. Skillman	64	2013	President/CEO, Radius Indiana; Former Lt. Governor, State of Indiana	Yes

Kelly N. Stanley	71	2000	Retired President & CEO, Cardinal Health System, Inc.	Yes

Linda E. White	65	2008	President & CEO, Deaconess Health System, Inc.	Yes

2014 FINANCIAL HIGHLIGHTS

(see pages 27 and 60)

In 2014, the Company delivered strong operating results. Financial highlights included:

•	EPS $.95
•	Highest Net Income ($103.7 mil) since 2002 ($128.1 mil)
•	ROE 7.91%
•	ROA .99%
•	Efficiency Ratio 70.03%
•	Net Charge-Off Ratio .04%
•	Provision Expense $3.1 million
•	Organic Loan Growth $339.6 million

EXECUTIVE COMPENSATION

Set forth below is the 2014 compensation for each Named Executive Officer as determined under Securities and Exchange Commission (“SEC”) rules. See the notes accompanying the 2014 Summary Compensation Table on page 46 for additional information.

Name and Principal Position	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Robert G. Jones	$650,000	$793,794	$498,469	$0	$35,773	$1,978,036
President and Chief Executive Officer

Christopher A. Wolking	$354,107	$234,564	$181,037	$11,572	$13,872	$795,152
Senior EVP and Chief Financial Officer

Daryl D. Moore	$303,430	$156,376	$146,443	$247,214	$18,524	$871,987
EVP and Chief Credit Officer

James A. Sandgren	$329,054	$130,314	$176,455	$12,311	$26,601	$674,735
EVP and Chief Banking Officer

Jeffrey L. Knight	$308,703	$156,376	$142,042	$27,592	$17,147	$651,860
EVP and Chief Legal Counsel

Old National Bancorp

One Main Street

Evansville, Indiana 47708

Proxy Statement

For the Annual Meeting of Shareholders to be held on

May 7, 2015, at 9:00 a.m. Central Daylight Time at the

Old National Bank Headquarters

Schlottman Auditorium – 4th Floor

One Main Street, Evansville, IN 47708

Important Notice Regarding the Availability of Proxy Materials

for the Shareholders’ Meeting to be held on May 7, 2015

The Proxy Statement and 2014 Annual Report to Shareholders are available at:

www.oldnational.com/proxy

General Information about the Annual Meeting of Shareholders and Voting

This Proxy Statement relates to the Annual Meeting of Shareholders (“Annual Meeting”) of Old National Bancorp (the “Company” or “Old National”) to be held on May 7, 2015, at 9:00 a.m. Central Daylight Time. These proxy materials are being furnished by the Company in connection with a solicitation of proxies by the Company’s Board of Directors (the “Board”).

We are pleased this year to take advantage of the Securities and Exchange Commission (“SEC”) rule that permits companies to furnish proxy materials to shareholders over the Internet. On or about March 23, 2015, we will begin mailing Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing the Notice and providing access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

Who can attend the Annual Meeting?

Only shareholders of the Company of record as of March 3, 2015 (the “Record Date”), their authorized representatives and guests of the Company, may attend the Annual Meeting. Admission will be by ticket only.

Who may vote at the Annual Meeting?

These proxy materials are provided to holders of the Company’s common stock who were holders of record on the Record Date. Only the Company’s common shareholders of record on the Record Date are entitled to vote at the Annual Meeting. On the Record Date 117,686,242 shares of the Company’s common stock were outstanding.

As of the Record Date, to the knowledge of the Company, no person or firm, other than BlackRock, Inc. and The Vanguard Group, Inc. beneficially owned more than 5% of the common stock of the Company outstanding on that date. As of March 3, 2015, no individual Director, nominee or officer beneficially owned more than 5% of the common stock of the Company outstanding.

Voting and Proxy Procedures

Each share of the Company’s common stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the Notice.

If your shares are registered in your name, you may vote your shares by Internet, or by completing, signing, dating and returning the requested proxy card in the postage-paid envelope provided. Simply follow the easy instructions on the proxy card or Notice provided. You may also vote in person at the meeting. Execution of the proxy card or voting via Internet will not affect your right to attend the Annual Meeting. If your shares are held in “street name” through a broker, bank or other nominee, please follow the instructions provided by your nominee on the voting instruction form or Notice in order to vote your shares by Internet, or by signing, dating and returning the voting instruction form in the enclosed postage-paid envelope. If you desire to vote in person at the Annual Meeting, you must provide a legal proxy from your bank, broker or other nominee.

Shares of the Company’s common stock for which instructions are received will be voted in accordance with the shareholder’s instructions. If you send in your proxy card or use Internet voting, but do not specify how you want to vote your shares, the proxy holders will vote them FOR each of the items being proposed by the Board and in the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Can I change my vote after I return the proxy card or after voting electronically?

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by:

(1) following the Internet voting instructions, or

(2) completing, signing, dating and returning a proxy card to the Company’s Corporate Secretary.

•	Sending written notice of revocation to the Company’s Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy).

If you hold your shares in “street name” through a broker, you may revoke your proxy by following instructions provided by your broker. No notice of revocation or later-dated proxy will be effective until received by the Company’s Corporate Secretary at or prior to the Annual Meeting.

How do I receive an admission ticket?

If you are a registered shareholder (your shares are held in your name) and plan to attend the meeting, your Annual Meeting admission ticket will be included in the Notice being mailed on or about March 23, 2015, or if you receive hard copies of the proxy material, the admission ticket can be detached from the top portion of the proxy card.

If your shares are held in “street name” (in the name of a bank, broker or other holder of record) and you plan to attend the meeting, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date for admittance to the meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Will the Annual Meeting be webcast?

Our Annual Meeting will be webcast on May 7, 2015. You are invited to visit www.oldnational.com at 9:00 a.m. Central Daylight Time on May 7, 2015, to access the webcast of the meeting. Registration for the webcast is not required. An archived copy of the webcast will also be available on our website through May 6, 2016.

How many votes are needed to have the proposals pass?

Election of Directors.  A plurality of the votes cast at the meeting is required to elect Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withheld” with respect to the election of Directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a Director. Abstentions are not counted for purposes of the election of Directors.

Our Board has adopted a corporate governance policy regarding Director elections that is contained in our Corporate Governance Guidelines. The policy provides that in any uncontested election, any nominee for Director who receives a greater number of votes “withheld” for his or her election than votes “for” such election will tender his or her resignation as a Director promptly following the certification of the shareholder vote. The Corporate Governance and Nominating Committee, without participation by any Director so tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any Director so tendering his or her resignation, will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following the date of the Annual Meeting at which the election occurred. If the Board decides to accept the Director’s resignation, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board. We will promptly disclose the Board’s decision and the reasons for the decision in a broadly disseminated press release that will also be furnished to the SEC on Form 8-K.

Approval of Non-binding Advisory Proposal on Executive Compensation.  The affirmative vote of a majority of the shares present in person or by proxy is required to approve the advisory vote on executive compensation. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Ratification of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the shares present in person or by proxy is required for ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for fiscal year 2015.

What is “householding”?

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees.

Shareholders who participate in householding will continue to receive separate proxy cards.

Householding will not affect dividend check mailings in any way.

If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder, we will promptly deliver a separate copy to you upon your written or oral request to the Company’s Shareholder Services Department at 812-464-1296 or 1-800-677-1749, at P.O. Box 929, Evansville, Indiana 47706-0929, or via email to shareholderservices@oldnational.com.

Shareholders sharing an address who are receiving multiple copies of the annual report and proxy statement may request a single copy by contacting our Shareholder Services Department using the contact information set forth above.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

How are abstentions and broker non-votes treated?

If you are the beneficial owner of shares held in street name and do not provide the bank, broker or other intermediary that holds your shares with specific voting instructions, that bank, broker or other intermediary may generally vote on routine matters but cannot vote on non-routine matters. With the exception of the proposal to ratify the appointment of our auditors, all matters scheduled to be presented at the meeting are non-routine matters. Unless you instruct the bank, broker or other intermediary that holds your shares to vote on these non-routine matters, no votes will be cast on your behalf for the proposal relating to the election of Directors or for the advisory proposal on executive compensation. Therefore, it is important that you instruct the bank, broker or other intermediary to cast your vote if you want it to count on these matters. The proposal to ratify the appointment of our auditors is considered a routine matter and, therefore, broker non-votes are not expected to exist on this proposal.

Abstentions and, unless a broker’s authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at the meeting. A broker has limited authority to vote on the election of directors but is not limited as to the proposal relating to the ratification of auditors. With respect to the election of Directors, abstentions, broker non-votes and instructions on the enclosed form of proxy to “withhold authority” to vote “for” one or more of the nominees will result in the nominee receiving fewer votes, but will not affect the outcome of the election. Broker non-votes will have no effect on the outcome of the advisory vote on executive compensation. Abstentions, however, will have the same effect as a vote against the proposal. With respect to the ratification of auditors, abstentions and broker non-votes have the same effect as a vote against the proposal.

How do I designate my proxy?

If you wish to give your proxy to someone other than the proxies identified on the proxy card, you may do so by crossing out all the names of the proxy members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the Annual Meeting by the person you have designated on the proxy card.

Who will pay for the costs involved in the solicitation of proxies?

The Company will pay all costs of preparing, assembling, printing and distributing the proxy materials. In addition to solicitations by mail, Directors and Officers of the Company and its subsidiaries may solicit proxies personally, by telephone, telefax, electronic mail or in person, but such persons will not be specially compensated for their services.

We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

Other Matters Related to the Meeting

Only matters brought before the Annual Meeting in accordance with the Company’s By-Laws will be considered. Aside from the items listed above in the Notice of Annual Meeting, the Company does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment, the proxy holders will vote them in accordance with their best judgment.

Should any nominee for Director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Corporate Governance and Nominating Committee and nominated by the Board. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office.

Report of the Corporate Governance and

Nominating Committee and Other Board Matters

The Corporate Governance and Nominating Committee is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Corporate Governance and Nominating Committee operates under a written charter which conforms to the requirements of the SEC and the NASDAQ.

Board Leadership Structure and Function

The Board, which is elected by the shareholders, selects the Executive Leadership Group (“ELG”), which is the executive management team charged with the conduct of the Company’s business. Having selected the ELG, the Board acts as an advisor and counselor to management and ultimately monitors its performance. The Board has the responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise its decision-making authority on appropriate matters of importance to the Company. Acting as a full Board and through the Board’s seven standing committees, the Board oversees and approves the Company’s strategic plan. The Board regularly reviews the Company’s progress against its strategic plan and exercises oversight and decision-making authority regarding strategic areas of importance to the Company.

The Company’s Corporate Governance Guidelines provide for a non-executive Chairman (currently Larry E. Dunigan), who acts as chair of meetings of the Board; leads executive sessions of the Board; consults and meets with any or all outside Directors as required and represents such Directors in discussions with management of the Company on corporate governance issues and other matters; ensures that the Board, committees of the Board, individual Directors and management of the Company understand and discharge their duties and obligations under the Company’s system of corporate governance; mentors and counsels new members of the Board to assist them in becoming active and effective Directors; leads the Board in the annual evaluation of the Chief Executive Officer’s (“CEO”) performance; acts in an advisory capacity to the president and CEO in all matters concerning the interests of the Board and relationships between management and the Board; and performs such other duties and responsibilities as may be delegated to the non-executive Chairman by the Board from time to time.

Mr. Dunigan has served as non-executive Chairman of the Board since 2004. The Board believes that separating the Chairman role from the Chief Executive Officer role allows the Chief Executive Officer to focus on the management and leadership of the business, while permitting the non-executive Chairman to focus on board and governance issues. The Board annually reviews the effectiveness of the arrangement and believes this structure is in the best interest of shareholders and serves the Company well.

Executive sessions, or meetings of outside Directors without management present, are held at regular intervals for both the Board and the Committees. Mr. Dunigan, as the non-executive Chairman of the Company, serves as the presiding Director of the executive session meetings of the non-management Directors of the Board. The Board meets in executive session a minimum of four times each year.

The Board met 10 times during 2014. Each Director attended 88% or more of Board meetings and meetings of Committees on which they served in 2014. Directors as a group attended an average of 97.22% of the Board meetings and meetings of Committees on which they served in 2014.

Corporate Governance and Nominating Committee Scope of Responsibilities

The Corporate Governance and Nominating Committee has responsibility for recruiting and nominating new Directors, assessing the independence of non-management Directors, leading the Board in its annual performance evaluation, reviewing and assessing the adequacy of the Corporate Governance Guidelines and retaining outside advisors as needed to assist and advise the Board with respect to legal and other accounting matters. The Corporate Governance and Nominating Committee is also responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of Board members as well as the composition of the Board as a whole.

CEO Succession Planning

Among the Corporate Governance and Nominating Committee’s responsibilities as described in its charter is to oversee CEO succession planning and leadership development for potential CEO candidates. The Board plans for succession of the CEO and annually reviews the succession strategy for an “unplanned” and “planned” event. As part of this process, the independent directors annually review the Corporate Governance and Nominating Committee’s recommended candidates for consideration as the CEO under either a planned or unplanned scenario. The criteria used when assessing the qualifications of potential CEO successors include certain leadership, management and personal behaviors. The leadership behaviors include the ability to attract and develop talent, drive and execution, empowering others, shaping strategy and leading change. The management behaviors include communication and climate setting, establishing plans and priorities, managing and improving processes and performance monitoring and management. The personal behaviors important to the Corporate Governance and Nominating Committee in evaluating potential CEO candidates include the following: embodies the values that make the Company’s culture distinctive, acts with honor and character, makes and maintains personal relationships with associates, clients and shareholders, demonstrates courage and serves as a champion of the Company’s culture. The individual must also possess the skill and talent to lead the organization in a positive manner with wisdom, enthusiasm and humility.

Attendance at Annual Meetings

The Company has not established a formal policy regarding Director attendance at its Annual Meeting, but it encourages all Directors to attend these meetings and reimburses expenses associated with attendance. The non-executive Chairman presides at the Annual Meeting. All the Directors attended the Annual Meeting in 2014.

Code of Conduct and Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that sets forth important Company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our Directors and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller. In addition, the Board has adopted the Code of Ethics for CEO and Senior Financial Officers that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for CEO and Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers are available on our website at www.oldnational.com. We will post any material amendments to, or waivers from, our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers on our website within two days following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

The Code of Business Conduct and Ethics addresses, among other things, the following topics: working with integrity; personal conduct; honesty and fair dealing; compliance with laws, rules and regulations (including federal securities laws); conflicts of interest; corporate opportunities; protection and proper use of Company assets; protecting confidential information; and the reporting of any illegal or unethical behavior.

Corporate Governance Guidelines

The Board has adopted the Corporate Governance Guidelines that, along with the Company’s corporate charter, By-Laws and charters of the various committees of the Board, provide the foundation for the Company’s governance. Among other things, our Corporate Governance Guidelines set forth the:

•	minimum qualifications for Directors

•	independence standards for Directors

•	responsibilities of Directors

•	a majority voting policy applicable to Director elections

•	committees of the Board

•	access of Directors to the officers and employees of the Company

•	Directors’ compensation

•	procedures for Director orientation and development

•	procedures for an annual review of the CEO and management succession planning

•	stock ownership guidelines for executives and Directors

•	bonus recoupment or “clawback” policy

•	procedures for an annual self-evaluation of the Board

•	content of the Company’s Code of Business Conduct and Ethics.

Communications from Shareholders to Directors

The Board believes that it is important that a direct and open line of communication exist between the Board and the Company’s shareholders and other interested parties. As a consequence, the Board has adopted the procedures described in the following paragraph for communications to Directors.

Any shareholder or other interested party who desires to contact Old National’s Chairman or the other members of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718. Communications received are distributed to the non-executive Chairman or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then the Corporate Secretary will forward them to the Chairman of the Audit Committee for review.

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

The Company’s nomination procedures for Directors are governed by its By-Laws. Each year the Corporate Governance and Nominating Committee makes a recommendation to the entire Board regarding nominees for election as Directors. The Corporate Governance and Nominating Committee will review suggestions from shareholders regarding nominees for election as Directors. All such suggestions from shareholders must be submitted in writing to the Corporate Governance and Nominating Committee at the Company’s principal executive office not less than 120 days in advance of the date of the annual or special meeting of shareholders at which Directors are to be elected. All written suggestions of shareholders must set forth:

•	the name and address of the shareholder making the suggestion

•	the number and class of shares owned by such shareholder

•	the name, address and age of the suggested nominee for election as Director

•	the nominee’s principal occupation during the five years preceding the date of suggestion

•	all other information concerning the nominee as would be required to be included in the proxy statement used to solicit proxies for the election of the suggested nominee

•	such other information as the Corporate Governance and Nominating Committee may reasonably request.

Consent of the suggested nominee to serve as a Director of the Company, if elected, must also be included with the written suggestion.

In seeking individuals to serve as Directors, the Corporate Governance and Nominating Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise. Directors should have an active interest in the business of the Company, possess a willingness to represent the best interests of all shareholders, be able to objectively appraise management performance, possess the highest personal and professional ethics, integrity and values, and be able to comprehend and advise management on complicated issues that face the Company and Board.

Directors should also demonstrate achievement in one or more fields of business or professional, governmental, communal, scientific or educational endeavors. Directors are expected to have sound judgment, borne of management or policy making experience that demonstrates an ability to function effectively in an oversight role. In addition, Directors should have a general appreciation regarding major issues facing public companies of a size and operational scope similar to that of the Company. These issues include contemporary governance concerns, regulatory obligations of an SEC reporting financial holding company, strategic business planning and basic concepts of corporate finance.

The Company does not currently have a formal diversity policy. However, the Corporate Governance Guidelines state that the Board seeks members with diverse professional backgrounds. The Board also annually reviews the requisite skills and characteristics of Board members as well as the composition of the Board as a whole. The annual assessment includes a review of the skills, experience and diversity of the Board in the context of the needs of the Board.

Determination with Respect to the Independence of Directors

It is the policy of the Board that a majority of its members be independent from management, and the Board has adopted Director Independence Standards that meet the listing standards of the NASDAQ. These Independence Standards are included in our Corporate Governance Guidelines which can be viewed under the Investor Relations/Corporate Governance link on the Company’s website at www.oldnational.com.

In accordance with our Corporate Governance Guidelines, the Board undertook its annual review of Director independence. During this review, the Board considered any and all commercial and charitable relationships of Directors, including transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries. Following the review, the Board affirmatively determined, by applying the Director Independence Standards contained in the Corporate Governance Guidelines, that each of our Directors nominated for election at this Annual Meeting is independent of the Company and its management in that none has a direct or indirect material relationship with the Company, with the exception of Robert G. Jones.

The independent Directors of the Company are Alan W. Braun, Larry E. Dunigan, Niel C. Ellerbrook, Andrew E. Goebel, Jerome F. Henry, Jr., Phelps L. Lambert, Arthur H. McElwee, Jr., James T. Morris, Randall T. Shepard, Rebecca S. Skillman, Kelly N. Stanley and Linda E. White. The only non-independent Director is President and CEO, Robert G. Jones. Mr. Jones is considered an inside Director because of his employment as President and CEO of the Company.

In addition, all members of the Audit Committee, the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee satisfy the standards of independence applicable to members of such committees established under applicable law, the listing requirements of the NASDAQ and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines.

Determination with respect to Director Qualifications

Members of the Board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. In seeking individuals to serve as Directors, the Corporate Governance & Nominating Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise. The Directors of the Company have an active interest in the business of the Company and possess a willingness to represent the best interests of all shareholders without favoring or advancing any particular shareholder or other constituency of the Company. The Directors are able to objectively appraise management performance, and they possess the highest personal and professional ethics, integrity and values, and are able to comprehend and advise management on complicated issues that face the Company and Board.

In addition to the general skills stated above, the Directors do not have any interests that would materially impair their ability to exercise independent judgment, or otherwise discharge the fiduciary duties owed as a Director to the Company and its shareholders. As stated on pages 15 through 21, our Directors have demonstrated significant achievement and generally have significant management experience in one or more fields of business, professional, governmental, communal, and educational endeavors. We believe that our Directors’ extensive management or policy-making experience provides them with the skills and judgment necessary to function effectively in an oversight role. Given the tenure of most of the Directors on our Board, they have a general appreciation regarding major issues facing public companies.

Committees of our Board

The following table lists the current membership of the Company’s standing Board Committees.

Director	Audit	Compensation and Management Development	Corporate Governance and Nominating	Funds Management	Enterprise Risk	Community and Social Responsibility	Finance and Corporate Development
Alan W. Braun				X	X		Chair
Larry E. Dunigan		X	Chair		X		X
Niel C. Ellerbrook		Chair	X				X
Andrew E. Goebel	Chair			X	X		X
Jerome F. Henry, Jr.	X			X
Robert G. Jones
Phelps L. Lambert	X		X	Chair			X
Arthur H. McElwee, Jr.	X			X
James T. Morris		X				X
Randall T. Shepard		X				X
Rebecca S. Skillman		X			X
Kelly N. Stanley	X		X			Chair
Linda E. White					Chair	X	X

The members of the Company’s Board are elected to various committees. The standing committees of the Board include an Audit Committee, a Compensation and Management Development Committee, a Corporate Governance and Nominating Committee, a Funds Management Committee, an Enterprise Risk Committee, a Community and Social Responsibility Committee and a Finance and Corporate Development Committee.

The current members of the Audit Committee are Andrew E. Goebel (Chairman), Jerome F. Henry, Jr., Phelps L. Lambert, Arthur H. McElwee, Jr. and Kelly N. Stanley. The Audit Committee held eight meetings during 2014. The functions of the Audit Committee are described under ‘‘Report of the Audit Committee’’ on page 63. The Audit Committee has adopted a written charter which has been approved by the Board.

The current members of the Corporate Governance and Nominating Committee are Larry E. Dunigan (Chairman), Niel C. Ellerbrook, Phelps L. Lambert, and Kelly N. Stanley. The Corporate Governance and Nominating Committee met three times in 2014. The functions of the Corporate Governance and Nominating Committee are described under ‘‘Report of the Corporate Governance and Nominating Committee and Other Board Matters” on page 5. The Corporate Governance and Nominating Committee has adopted a written charter which has been approved by the Board.

The current members of the Compensation and Management Development Committee are Niel C. Ellerbrook (Chairman), Larry E. Dunigan, James T. Morris, Randall T. Shepard and Rebecca S. Skillman. The Compensation and Management Development Committee met four times during 2014. The functions of the Compensation and Management Development Committee are described under “Scope of Responsibilities” on page 25. The Compensation and Management Development Committee has adopted a written charter which has been approved by the Board.

The current members of the Enterprise Risk Committee are Linda E. White (Chairperson), Alan W. Braun, Larry E. Dunigan, Andrew E. Goebel and Rebecca S. Skillman. The Enterprise Risk Committee met four times in 2014. The function of the Enterprise Risk Committee is to oversee the Company’s policies, procedures and practices relating to credit, operation and compliance risk. The Enterprise Risk Committee has adopted a written charter which has been approved by the Board.

The current members of the Community and Social Responsibility Committee are Kelly N. Stanley (Chairman), James T. Morris, Randall T. Shepard and Linda E. White. The Community and Social Responsibility Committee met four times in 2014. The Community and Social Responsibility Committee has the responsibility to review the Company’s compliance with the Community Reinvestment Act, Fair Lending Practices, associate commitment and diversity, supplier diversity and the Company’s Affirmative Action Plan. The Community and Social Responsibility Committee also monitors the activities of the Old National Bank Foundation through which major charitable gifts from the Company are funded. The Community and Social Responsibility Committee has adopted a written charter which has been approved by the Board.

The current members of the Funds Management Committee are Phelps L. Lambert (Chairman), Alan W. Braun, Andrew E. Goebel, Jerome F. Henry, Jr., and Arthur H. McElwee, Jr. The Funds Management Committee met four times during 2014. The function of the Funds Management Committee is to monitor the balance sheet risk profile of the Company, including credit, interest rate, liquidity and leverage risks. The Funds Management Committee is also responsible for reviewing and approving the investment policy for the Company. The Funds Management Committee has adopted a written charter which has been approved by the Board.

The current members of the Finance and Corporate Development Committee are Alan W. Braun (Chairman), Larry E. Dunigan, Niel C. Ellerbrook, Andrew E. Goebel, Phelps L. Lambert and Linda E. White. The Committee met seven times in 2014. The function of the Finance and Corporate Development Committee is to review management’s financial forecasts, goals and budget and to monitor and provide appropriate feedback concerning the financial performance of the Company, overseeing the mergers and acquisition activity, as well as other strategic corporate development opportunities of the Company. The Finance and Corporate Development Committee has adopted a written charter which has been approved by the Board.

2014 Work of the Corporate Governance and Nominating Committee

During the year, the Governance Committee evaluated each Board member’s committee assignments in light of the applicable qualification requirements, including additional independence requirements of certain committees. Based upon this evaluation, the Governance Committee did not recommend any changes to the committee composition and leadership for 2015.

As required by the Governance Committee’s Charter, which is posted on the Company’s website at www.oldnational.com, the Governance Committee conducted an annual review of the Corporate Governance Guidelines applicable to the full Board. Based upon that review, the Governance Committee concluded that no modifications were advisable. The current Corporate Governance Guidelines are posted on the Company’s website at www.oldnational.com.

At its January 23, 2014 meeting, the Chair of the Governance Committee and Board administered the annual Board performance evaluation process pursuant to which the Board reviews its performance. The Board also reviewed the independence of Board members and determined that all the members of the Board were independent, with the exception of Robert Jones, who serves as President and CEO of the Company.

Availability of Corporate Governance Documents

The Company’s Corporate Governance Guidelines (including the Director Independence Standards), Board committee charters for the Audit Committee, Corporate Governance and Nominating Committee, and the Compensation and Management Development Committee, as well as the Code of Business Conduct and Ethics, and the Code of Ethics for CEO and Senior Financial Officers can be viewed under the Investor Relations/Corporate Governance link on the Company’s website at www.oldnational.com. These documents, as well as charters for all of the Company’s Board committees, are available in print to any interested party who requests them by writing to: Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718.

Risk Oversight

The entire Board is involved in overseeing risk associated with the Company. The charters of certain committees of the Board assign oversight responsibility for particular areas of risk. The Board and its committees monitor risks associated with their respective principal areas of focus through regular meetings with management and representatives of outside advisors.

The following is a summary of oversight responsibility for particular areas of risk:

•	Audit Committee. Risks and exposures associated with accounting, financial reporting, tax and maintaining effective internal controls for financial reporting.

•	Enterprise Risk Committee. Credit, regulatory, operational, enterprise and reputational risks, as well as litigation that may present material risk to the Company.

•

Corporate Governance and Nominating Committee. Risks associated with CEO succession planning, as well as corporate governance, including compliance with listing standards, committee assignments, conflicts of interest and director succession planning.

•	Funds Management Committee. Liquidity, capital and interest rate risks.

•	Compensation and Management Development Committee. Risks associated with the Company’s compensation programs and arrangements, including cash and equity incentive plans.

•

Community and Social Responsibility Committee. Risks associated with associate and customer commitment, the Community Reinvestment Act, fair lending, associate and supplier diversity and the Company’s Affirmative Action Plan.

•	Finance and Corporate Development Committee. Budgeting and forecasting oversight, management of budget risks and oversight of strategic acquisition opportunities of the Company.

Director Compensation

The Corporate Governance and Nominating Committee annually reviews and recommends the compensation for our non-employee Directors. No fees are paid to Directors who are also employees. As a starting point for its recommendations, the Corporate Governance and Nominating Committee uses the peer group compensation data prepared for the Compensation Committee by the Compensation Consultant. The Committee seeks to establish Board compensation that is competitive with the market practices within the Company’s Peer Group and geographic footprint.

For 2014, we paid each outside Director, with the exception of the Non-Executive Chairman of the Board, an annual retainer of $70,000 for serving as a Director. Of this amount, we paid $35,000 in cash and $35,000 in the form of our stock. We paid the cash compensation in four equal quarterly payments and the stock retainer was paid in two equal installments in May and October.

For 2014, we paid the Non-Executive Chairman of the Board a flat retainer of $120,000 with no additional committee chair or committee membership fees. Of this amount, we paid $75,000 in cash and $45,000 in the form of Company stock. We paid the Audit Committee Chairman an additional retainer of $12,000, the Compensation Committee Chairman an additional $10,000, and other committee chairpersons an additional retainer of $8,000. In 2014, committee members of the Audit Committee received an additional retainer of $6,000. Committee members of the Compensation Committee received retainers of $5,000 and all other committee members received retainers of $4,000. Robert G. Jones, President and CEO of the Company, is the only inside Director on the Board and receives no compensation for his Directorship.

We maintain a nonqualified deferred compensation plan, known as the “Directors’ Deferred Compensation Plan,” for our non-employee Directors. A Director may defer 25%, 50%, 75%, or 100% of his or her cash compensation pursuant to the plan. We credit a Director’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company stock, the return on a recognized market index selected by the Compensation Committee, or a combination of the two, as elected by the Director. For the market index fund, we use a Bloomberg index, which approximates the risk and return associated with a diversified high quality corporate bond fund.

All amounts paid under the plan are paid from our general assets and are subject to the claims of our creditors. In most circumstances, deferred amounts are not distributed to the Director until after termination of his or her service. In general, the Director may elect to receive his or her plan benefits in a lump sum or in annual installments over two to ten years.

The following table shows all outside Director compensation paid for 2014. Mr. Jones is not compensated as a Director, since employees who serve as Directors are not compensated for their service as a Director.

2014 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	Total ($)
(a)	(b)		(c)	(f)	(h)
Larry E. Dunigan, Chairman	75,000		44,984		119,984
Alan W. Braun	51,000	(3)	34,990		85,990
Niel C. Ellerbrook	53,000	(4)	34,990		87,990
Andrew E. Goebel	59,000	(5)	34,990		93,990
Jerome F. Henry, Jr.	20,000	(6)	17,497		37,497
Phelps L. Lambert	57,000	(7)	34,990		91,990
Arthur H. McElwee, Jr.	45,000	(8)	34,990		79,990
James T. Morris	44,000	(9)	34,990		78,990
Randall T. Shepard	44,000	(10)	34,990		78,990
Rebecca S. Skillman	44,000	(11)	34,990		78,990
Kelly N. Stanley	53,000	(12)	34,990		87,990
Linda E. White	51,000	(13)	34,990		85,990

(1) On May 2, 2014, Alan W. Braun, Niel C. Ellerbrook, Andrew E. Goebel, Phelps L. Lambert, Arthur H. McElwee, Jr., James T. Morris, Randall T. Shepard, Rebecca S. Skillman, Kelly N. Stanley and Linda E. White each received 1,238 shares of Company stock at a closing stock price of $14.13 per share with a Grant Date Fair Value of $17,492.94, and Larry E. Dunigan received 1,592 shares of Company stock at a closing stock price of $14.13 per share with a Grant Date Fair Value of $22,494.96. On October 31, 2014, Alan W. Braun, Niel C. Ellerbrook, Andrew E. Goebel, Jerome F. Henry, Jr., Phelps L. Lambert, Arthur H. McElwee, Jr., James T. Morris, Randall T. Shepard, Rebecca S. Skillman, Kelly N. Stanley and Linda E. White each received 1,381 shares of Company stock at a closing stock price of $12.67 with a Grant Date Fair Value of $17,499.27, and Larry E. Dunigan received 1,775 shares of Company stock at a closing stock price of $12.67 per share with a Grant Date Fair Value of $22,489.25.

(2) The amounts specified in Column (f) are attributable entirely to earnings credits under our Directors Deferred Compensation Plan in excess of the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code). There are no excess earnings to report for 2014.

(3) Includes $35,000 cash retainer, $8,000 Finance and Corporate Development Committee Chair retainer, and $8,000 retainer for membership on the Enterprise Risk Committee and Funds Management Committee.

(4) Includes $35,000 cash retainer, $10,000 Compensation and Management Development Committee Chair retainer, and $8,000 retainer for membership on the Corporate Governance and Nominating Committee and Finance and Corporate Development Committee.

(5) Includes $35,000 cash retainer, $12,000 Audit Committee Chair retainer, and $12,000 retainer for membership on the Enterprise Risk Committee, Funds Management Committee and Finance and Corporate Development Committee.

(6) Includes $17,500 cash retainer, $1,500 for Audit Committee membership, and $1,000 for Funds Management Committee membership. Mr. Henry was elected to the Board on June 2, 2014 and his committee assignments became effective in October. His retainer fees were prorated accordingly.

(7) Includes $35,000 cash retainer, $8,000 Funds Management Committee Chair retainer, $6,000 retainer for Audit Committee membership, and $8,000 retainer for membership on the Corporate Governance and Nominating Committee and Finance and Corporate Development Committee.

(8) Includes $35,000 cash retainer, $6,000 Audit Committee member retainer, and $4,000 Funds Management Committee retainer.

(9) Includes $35,000 cash retainer, $5,000 Compensation and Management Development Committee member retainer, and $4,000 retainer for membership on the Community & Social Responsibility Committee.

(10) Includes $35,000 cash retainer, $5,000 Compensation and Management Development Committee member retainer, and $4,000 retainer for membership on the Community & Social Responsibility Committee.

(11) Includes $35,000 cash retainer, $5,000 Compensation and Management Development Committee member retainer, and $4,000 retainer for membership on the Community & Social Responsibility Committee.

(12) Includes $35,000 cash retainer, $8,000 Community & Social Responsibility Committee chair retainer, $6,000 Audit Committee member retainer, and $4,000 Corporate Governance and Nominating Committee member retainer.

(13) Includes $35,000 cash retainer, $8,000 Enterprise Risk Committee chair retainer, and $8,000 retainer for membership on the Community & Social Responsibility Committee and Finance and Corporate Development Committee.

Item 1:	Election of Directors

The first item to be acted upon at the Annual Meeting is the election of thirteen Directors to the Board of the Company. Each of the persons elected will serve a term of one year and until the election and qualification of his or her successor.

If any Director nominee named in this proxy statement shall become unable or decline to serve (an event which the Board does not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board, if the Board determines to fill such nominee’s position. Unless authorization is withheld, the proxy, when properly validated, will be voted ‘‘FOR’’ the election as Directors of all of the nominees listed in this proxy statement.

The By-Laws of the Company currently provide for the Board to be comprised of 15 Directors. The proxies may not be voted for a greater number of persons than are presently nominated as Directors.

Pages 15 through 23 contain the following information with respect to each Director nominee of the Company: name; principal occupation or business experience for the last five years; skills and other qualifications to serve on the Board; age; the year in which the nominee or incumbent Director first became a Director of the Company; the number of shares of common stock of the Company beneficially owned by the nominee or incumbent Director as of March 3, 2015; and the percentage that the shares beneficially owned represent of the total outstanding shares of the Company as of March 3, 2015. The number of shares of common stock of the Company shown as being beneficially owned by each Director nominee or incumbent Director includes those over which he or she has either sole or shared voting or investment power.

Listed below is certain biographical information of each of the nominees for election including his or her principal occupation and other business affiliations.

Nominees for Director to be Elected

Alan W. Braun

Mr. Braun, 70, was elected to the Board in 1988. He is a member of the Funds Management Committee, Enterprise Risk Committee, and serves as Chairman of the Finance and Corporate Development Committee. Mr. Braun brings to the Board, among other skills and qualifications, 45+ years as a construction executive with Industrial Contractors, Inc., a Top 400 Contractor, where he served as Chairman and CEO from 2009 to 2011, and Chairman, President and CEO from 2003 to 2009. On December 28, 2011, Industrial Contractors, Inc. was acquired by Skanska USA. Mr. Braun is currently serving as Senior Advisor to Industrial Contractors Skanska. He is a partner or officer in several family real estate companies. Mr. Braun also has management experience and an in-depth knowledge of finance, as well as banking, due to his lengthy tenure on the Company’s Board.

Mr. Braun holds a BBA in Accounting from the University of Notre Dame. Mr. Braun is a director of Koch Enterprises, Inc. and a director of Skanska USA Midwest. He served as Chairman of the Board of Trustees of the University of Evansville, and he has served in leadership positions for numerous nonprofit and civic organizations.

Larry E. Dunigan

Mr. Dunigan, 72, was elected to the Board in 1982 and serves as the Company’s non-executive Chairman. He is Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation and Management Development Committee, Enterprise Risk Committee and the Finance and Corporate Development Committee. Mr. Dunigan has served as Chief Executive Officer of Holiday Management Company, a healthcare services company, since 1993, and as President of Holiday Management Foundation, a non-profit foundation, since 1975.

Mr. Dunigan brings to the Board, among other skills and qualifications, 40+ years as an entrepreneur and founder of several local businesses in the health care and communications industries, as well as 30+ years as a member of the Board of the Company. He has extensive experience in management and brings to the Board – given his lengthy tenure on the Board – a strategic vision for the Company. He previously served as a director of the St. Louis Federal Reserve Board – Louisville Branch. Mr. Dunigan serves on the Board of Trustees for the University of Evansville and has served in leadership positions for numerous other nonprofit and civic organizations.

Non-management members of the Board elected Mr. Dunigan to serve as the non-executive Chairman in 2004 where he serves as a vital link between the management and the Board of Directors.

Niel C. Ellerbrook

Mr. Ellerbrook, 66, was elected to the Board in 2002. He is Chairman of the Compensation and Management Development Committee and serves on the Corporate Governance and Nominating Committee and the Finance and Corporate Development Committee. From 2000 to 2010, he served as Chairman and CEO of Vectren Corporation, an Evansville, Indiana based publicly traded company. After his retirement in 2010 he served as Vectren’s non-executive Chairman until May 11, 2011 and currently serves as a director on Vectren’s board. Mr. Ellerbrook brings to the Board, among other skills and qualifications, a 30+ year management career in the energy industry. He also has significant experience as a senior executive of a large public company and significant experience in finance.

Mr. Ellerbrook holds a BS in Accounting from Ball State University. Mr. Ellerbrook serves on the Board of Trustees of the University of Evansville and has served in leadership positions for numerous nonprofit and civic organizations.

Andrew E. Goebel

Mr. Goebel, 67, was elected to the Board in 2000. He is Chairman of the Audit Committee and is an “Audit Committee Financial Expert” as defined by the SEC. He is a member of the Funds Management Committee, the Finance and Corporate Development Committee and the Enterprise Risk Committee. Mr. Goebel has served as a financial and management consultant since 2003. Mr. Goebel brings to the Board, among other skills and qualifications, a 34-year career in the energy industry where he served in various capacities including President and Chief Operating Officer of Vectren Corporation from where he retired in 2003. He also has significant experience as a senior executive of a large public company and significant experience in finance.

Mr. Goebel holds a BSBA and an MBA from the University of Evansville. He serves as a director of various privately-held companies headquartered in Southwest Indiana, including Brake Supply Company, Inc., South Central Communications Corporation and Community Natural Gas Company, Inc. He also serves as a director of Indiana-American Water Company, headquartered in Greenwood, Indiana, a wholly-owned subsidiary of American Water Works Company, the largest publicly traded water utility in the country. He is a member of the Board of Trustees of the University of Evansville and serves in leadership positions for numerous other nonprofit and civic organizations.

Jerome F. Henry, Jr.

Mr. Henry, 64, was elected to the Board in 2014. He is a member of the Audit Committee and the Funds Management Committee. Mr. Henry is owner and President of Midwest Pipe & Steel, Inc., a company he founded in 1972 which specializes in steel sales and service, industrial scrap and steel brokerage. He served as a member of the former Tower Bank & Trust Board of Directors from 1999 to 2014. He is a life-long entrepreneur with ownership interests in numerous business enterprises including start-ups and recent turnarounds. Mr. Henry is also president of Paragon Tube Corporation, a manufacturer of steel tubing, headquartered in Fort Wayne, Indiana. He also serves as President of Hartzell Realty Corporation. Mr. Henry brings to the Board, among other skills and qualifications, extensive experience in management and finance as well as 15 years serving on the Board of Directors of Tower Bank & Trust.

Mr. Henry has been active throughout his business career in various philanthropic activities and has served on the boards of numerous non-profit organizations. He is currently active with Bishop Luers High School, St. Anne Home, St. Joseph Community Health Foundation, Big Brothers Big Sisters and the Fort Wayne Urban Enterprise Association Board.

Robert G. Jones

Mr. Jones, 58, was elected to the Board in 2004 when he became President and CEO of the Company. Prior to joining Old National, Mr. Jones served for 25 years at KeyCorp, with his last assignment as CEO of McDonald Investments Inc., the KeyCorp business unit that provides brokerage, capital markets, insurance, investment banking, and asset management services.

Mr. Jones brings to the Board, among other skills and qualifications, extensive bank management experience derived from working over 35 years in the banking industry. Mr. Jones’ strong leadership skills, extensive banking experience and knowledge of the Company and its products and services is tremendously valuable to the Board. Mr. Jones also brings to the Board a broad strategic vision for the Company, and the Board believes this is valuable in developing and implementing the Company’s strategic growth initiatives.

Mr. Jones holds a BA in Political Science and Business Administration from Ashland University. He served two three-year terms on the Federal Reserve Bank of St. Louis Board of Directors from 2008 to 2013.

He currently serves as a member of the Board of Trustees of the University of Evansville and serves on the Board of Vectren Corporation. Mr. Jones also serves in leadership positions for numerous other nonprofit and civic organizations.

Phelps L. Lambert

Mr. Lambert, 67, was elected to the Board in 1990. He is Chairman of the Funds Management Committee and a member of the Audit Committee, the Corporate Governance and Nominating Committee, and the Finance and Corporate Development Committee. Since 1992, Mr. Lambert has served as Managing Partner of Lambert and Lambert, an investment partnership. Mr. Lambert brings to the Board, among other skills and qualifications, financial and legal expertise as well as 14+ years serving as COO/CEO of Farmers Bank & Trust Company in Henderson, Kentucky.

Mr. Lambert holds a BA in Political Science from Brown University and a Juris Doctorate from the University of Kentucky. He is a member of the Kentucky Bar Association.

Arthur H. McElwee, Jr.

Mr. McElwee, 72, was elected to the Board in 2007. He is a member of the Audit Committee and Funds Management Committee. Mr. McElwee has served as Chairman of Toefco Engineered Coating Systems, Inc., an industrial coatings application company, since 2008, and as Chairman and President of Toefco from 1994 to 2008. He has served as a Partner in Rosenthal Partners Capital Advisors, LLC, a private investment company, since 2009.

Mr. McElwee brings to the Board, among other skills and qualifications, extensive experience in management, finance and the banking industry. Mr. McElwee’s banking career began in 1962 with the former First National Bank of Bloomington, Indiana. In 1974, he became President of the former St. Joseph Bank and Trust Company in South Bend, Indiana. This bank became Trustcorp Bank in 1988 and Society Bank, Indiana following a subsequent merger whereby Mr. McElwee served as Chairman and Chief Executive Officer. In 1991, Mr. McElwee became President of Goshen Rubber Company, Inc. in Goshen, Indiana.

Mr. McElwee served as founder and Director of St. Joseph Capital Bancorp in Mishawaka, Indiana from 1997 to 2007 when it merged with Old National. Mr. McElwee serves as a Partner in McElwee Real Estate, LLC.

James T. Morris

Mr. Morris, 71, was elected to the Board in October of 2010. He is a member of the Compensation and Management Development Committee and the Community and Social Responsibility Committee.

Mr. Morris currently serves as Vice Chairman of Pacers Sports & Entertainment, a professional basketball and building management company. Previously, he was President of Pacers Sports & Entertainment from 2007 to 2015. From 2002 to 2007, he served as Executive Director of the United Nations World Food Programme, the largest humanitarian agency in the world addressing world hunger. From 1989 to 2002, Mr. Morris served as Chairman and CEO of IWC Resources Corporation and its principal subsidiary, Indianapolis Water Company. IWC Resources Corporation was a publicly-traded holding company with 2,500 employees in the water utility/utility services industry. From 1973 to 1989, he served in various executive positions, including President of Lilly Endowment, Inc., a private philanthropic foundation. He also served as Administrative Assistant and Chief of Staff in the Office of the Mayor, City of Indianapolis from 1967 to 1973. From 1965 to 1967 he was involved in the training program and correspondent and consumer banking for American Fletcher National Bank. He is currently a director of One America Mutual Insurance and a director of the Strategic Policy Board of Elanco, a director of Hulman and Company and the Indianapolis Motor Speedway, and a member of the Advisory Board for Indianapolis Power and Light.

Mr. Morris brings to the Board, among other skills and qualifications, extensive experience in management and leadership with various companies and other philanthropic organizations. He also has extensive experience as a senior executive of a large public company.

Mr. Morris holds a Bachelor of Arts Degree in political science from Indiana University and an MBA in business administration from Butler University.

Mr. Morris serves in leadership positions for numerous nonprofit and civic organizations.

Randall T. Shepard

Mr. Shepard, 68, was elected to the Board in 2012. He is a member of the Compensation and Management Development Committee and of the Community and Social Responsibility Committee. He served twenty-five years as Chief Justice of the Indiana Supreme Court, until his departure in 2012. He brings to the board the experiences of a career in public sector management, as well as extensive leadership in the non-profit world.

Mr. Shepard served as Executive in Residence at the Public Policy Institute of Indiana University’s School of Public and Environmental Affairs from 2012 to 2014. He currently serves as a Senior Judge in the Indiana Court of Appeals.

During 2014-2015, Mr. Shepard was Interim General Counsel of CFA Institute, which educates and tests professionals in investment and finance, conferring the world’s leading credential in those fields.

During his judicial career, Judge Shepard served as President of the Conference of Chief Justices and as Chairman of the National Center for State Courts. He was also President of the Appellate Judges Conference, representing seven hundred state and federal judges in the American Bar Association.

Mr. Shepard’s leading avocation has been historic preservation. He was a trustee of the National Trust for Historic Preservation for eleven years and served as Chairman of Indiana Landmarks, Inc. In each of these and other roles, he has acquired some experience in the field of real estate. He has likewise served on many other non-profit boards, including terms as President of The Lampion Center, a family counseling organization based in Evansville.

Mr. Shepard earned an A.B. degree cum laude from Princeton University, his J.D. from the Yale Law School, and an LL.M. from the University of Virginia School of Law.

Rebecca S. Skillman

Ms. Skillman, 64, was elected to the Board in 2013. She is a member of the Compensation and Management Development Committee and of the Enterprise Risk Committee. Ms. Skillman serves as President and CEO of Radius Indiana, an economic development regional partnership which represents Crawford, Daviess, Dubois, Greene, Lawrence, Martin, Orange, and Washington Counties in South Central Indiana.

She served as the 49th Lieutenant Governor of the State of Indiana from 2005 to 2013 where in addition to her legislative duties she was responsible for leading the Office of Tourism Development, Energy Group and Indiana Housing and Community Development Authority. She chaired the Indiana Counter Terrorism and Security Council, the intergovernmental entity responsible for homeland security. She also served as the Secretary of Agriculture and Rural Development under the state’s Department of Agriculture and Office of Rural Affairs.

Ms. Skillman has enjoyed a lifelong career in public service, having served in the Indiana Senate from 1992 to 2004. She brings to the board expertise and leadership in economic development, administration, community involvement, governmental and political affairs and civil service.

Ms. Skillman earned an Associate’s degree in Business from Indiana Wesleyan University.

Kelly N. Stanley

Mr. Stanley, 71, was elected to the Board in 2000. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee, and serves as Chairman of the Community and Social Responsibility Committee. Mr. Stanley has held leadership roles in the healthcare industry for 30+ years. In 2009, he retired as President and CEO of Cardinal Health System, Inc. His career also includes several years of service as Chairman of Ball Memorial Hospital, Inc., a health services provider, and Vice Chairman of Cardinal Health System, Inc. He was President of BMH Foundation, Inc., a non-profit foundation from 2005 to 2007. Mr. Stanley’s professional career includes nine years of practicing law and 15 years as in-house general counsel. He served as CEO of Ontario Corporation, a privately-held international manufacturing and technology company headquartered in Muncie, Indiana for 10 years. Mr. Stanley brings to the Board, among other skills and qualifications, extensive business and legal skills that assist the Board in fulfilling its oversight role of management.

Mr. Stanley holds a BS in Business from Miami University (Oxford, Ohio) and a JD from the Indiana University School of Law. Mr. Stanley served as Chairman of American National Bank at the time of its merger with Old National Bank. For over 10 years he served in various board leadership roles with the United States Chamber of Commerce, including as Chairman of that organization from 1999 to 2000. He is a director of the United States Chamber Foundation. Additionally, Mr. Stanley has served in leadership positions for numerous non-profit and civic organizations.

Linda E. White

Ms. White, 65, was elected to the Board in 2008. She is Chairperson of the Enterprise Risk Committee and is a member of the Community and Social Responsibility Committee and the Finance and Corporate Development Committee. Ms. White has served as an administrator at Deaconess Hospital since 1985. Since 2004, she has served as President and CEO for Deaconess Health System, Inc. which includes six acute care hospitals in southwest Indiana. Ms. White brings to the Board, among other skills and qualifications, extensive experience in management and leadership in the healthcare industry.

Ms. White holds a BS in Nursing and an MBA from the University of Evansville, and a BS in Applied Mathematics from Indiana State University. She is a fellow in the American College of Healthcare Executives. She serves on the board of Deaconess Hospital, Deaconess Health System, Indiana Hospital Association and VHA Central. She serves on the board of the Boys & Girls Club and is a member of the Board of Trustees of the University of Evansville.

Our Board unanimously recommends that you vote “FOR” the election of the thirteen candidates for Director.

COMMON STOCK BENEFICIALLY OWNED

BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information concerning the beneficial ownership of the shares of common stock of the Company as of March 3, 2015 by (i) each person or entity known by us to own beneficially more than 5% of our Common Stock; (ii) each Director and Named Executive Officer; and (iii) all Directors and Executive Officers as a group.

Name of Person	Number of Shares Beneficially Owned(1)		Percent of Common Stock
BlackRock, Inc.	9,691,917	(2)	8.50%
The Vanguard Group, Inc.	7,568,816	(3)	6.43%
Alan W. Braun	376,322	(4)	*
Larry E. Dunigan	360,575	(5)	*
Niel C. Ellerbrook	35,313	(6)	*
Andrew E. Goebel	34,722	(7)	*
Jerome F. Henry, Jr.	279,803	(8)	*
Robert G. Jones	667,312	(9)	*
Jeffrey L. Knight	142,590	(10)	*
Phelps L. Lambert	170,974	(11)	*
Arthur H. McElwee, Jr.	46,810	(12)	*
Daryl D. Moore	151,429		*
James T. Morris	17,634	(13)	*
Randall T. Shepard	14,672		*
James A. Sandgren	84,043	(14)	*
Rebecca S. Skillman	3,881		*
Kelly N. Stanley	80,210	(15)	*
Linda E. White	39,148	(16)	*
Christopher A. Wolking	193,269	(17)	*
Directors and Executive Officers as a Group (22 persons)	2,995,236		2.60%

*	Less than 1%

(1)	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person.

(2)

BlackRock, Inc. reported beneficial ownership in a Schedule 13G/A filed with the SEC on January 22, 2015. The Schedule 13G/A reported that BlackRock, Inc. has sole voting power over 9,419,639 shares and sole dispositive power over 9,691,917 shares. BlackRock, Inc. is located at 55 E. 52nd Street, New York, NY 10022.

(3)

The Vanguard Group, Inc. reported beneficial ownership in a Schedule 13G/A filed with the SEC on February 10, 2015. The Schedule 13G/A reported that The VanGuard Group, Inc. has sole voting power over 154,277 shares, sole dispositive power over 7,424,739 shares and shared dispositive power over 144,077 shares. The VanGuard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Includes 316 shares held by Alan W. and Sharon A. Braun. Also includes 2,835 shares held in The Braun Investment Partnership, L.P. of which Mr. Braun is a general partner and 31,431 shares held in the MAB Family Trust. Mr. Braun disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.

(5)

Includes 10,722 shares held by Kevin T. Dunigan Trust, Sharon Dunigan, trustee; 3,980 shares held by Mitchell Ryan Dunigan Trust, Larry Dunigan, trustee; 3,423 shares held by Sharon Dunigan, Mr. Dunigan’s spouse and 110,195 shares held by Larry E. and Sharon Dunigan.

(6)	Includes 1,485 shares held by Karen Ellerbrook, Mr. Ellerbrook’s spouse.

(7)	Includes 1,003 shares held by Darlene Goebel, Mr. Goebel’s spouse.

(8)	Includes 131,195 shares held by Jerome & Rebecca Henry.

(9)

Includes 224,000 shares issued to Mr. Jones upon exercise of outstanding stock options immediately exercisable. Also includes 205,739 shares of performance-based restricted stock, and 55,729 shares of phantom stock in the ONB Deferred Compensation Plan.

(10)

Includes 60,000 shares issued to Mr. Knight upon exercise of outstanding stock options immediately exercisable. Also includes 30,001 shares of performance-based restricted stock, and 6,500 shares of service-based restricted stock.

(11)	Includes 12,765 shares held by Carol M. Lambert, Mr. Lambert’s spouse. Also includes 14,280 shares of phantom stock in the ONB Deferred Compensation Plan.

(12)	Includes 2,044 shares held by Mrs. McElwee, Mr. McElwee’s spouse and 300 shares held in custodial name for six individual grandchildren.

(13)

Includes 44,400 shares issued to Mr. Moore upon exercise of outstanding stock options immediately exercisable. Also includes 30,001 shares of performance-based restricted stock and 6,500 shares of service-based restricted stock.

(14)

Includes 19,000 shares issued to Mr. Sandgren upon exercise of outstanding stock options immediately exercisable. Also includes 28,500 shares of performance-based restricted stock, 7,001 shares of service-based restricted stock.

(15)	Includes 252 shares held by Donna M. Stanley, Mr. Stanley’s spouse. Also includes 40,348 shares of phantom stock in the ONB Deferred Compensation Plan.

(16)	Includes 33,957 shares of phantom stock in the ONB Deferred Compensation Plan.

(17)

Includes 75,100 shares issued to Mr. Wolking upon exercise of outstanding stock options immediately exercisable. Also includes 42,000 shares of performance-based restricted stock, 9,167 shares of service-based restricted stock, and 4,718 shares of phantom stock in the ONB Deferred Compensation Plan.

Executive Officers of the Company

The executive officers of the Company are listed in the table below. Each officer serves a term of office of one year and until the election and qualification of his or her successor.

Name	Age	Office and Business Experience
Robert G. Jones	58	President, Chief Executive Officer, and Director of the Company since September 2004. CEO of McDonald Investments, Inc., a subsidiary of KeyCorp, from September 2001 to September 2004, and Executive Vice President of KeyCorp from December 1999 to September 2001.

Christopher A. Wolking	55	Senior Executive Vice President and Chief Financial Officer of the Company since January 2007, and Executive Vice President and Chief Financial Officer of the Company from January 2005 to January 2007. Senior Vice President of the Company from 2001 to January 2005 and Vice President of the Company from 1999 to 2001. Treasurer of the Company from 1999 to January 2005.

Caroline J. Ellspermann	47	Executive Vice President of the Company since December 2004, CEO of Old National Trust Company since October 2004 and President of Old National Wealth Management since June 2003. Senior Vice President of the Company and Manager of Old National Private Client Group from 2001 to June 2003.

John R. Kamin	57	Executive Vice President and Chief Information Officer of the Company since July of 2011. Previously, Senior Vice President at Wells Fargo in San Francisco, California, Charlotte, North Carolina and San Antonio, Texas from 2003 to 2011 acting in a variety of IT leadership positions.

Jeffrey L. Knight	55	Executive Vice President and Chief Legal Counsel of the Company since December 2004, and Senior Vice President of the Company from 2001 to 2004. Corporate Secretary of the Company since 1994 and General Counsel of the Company from 1993 to 2004.

Daryl D. Moore	57	Executive Vice President and Chief Credit Officer of the Company since January 2001 and Senior Vice President of the Company from 1996 to 2001.

Candice J. Rickard	51	Executive Vice President and Chief Risk Officer of the Company since December 2006. Senior Vice President and Corporate Controller of the Company from January 2005 to December 2006, Vice President and Corporate Controller of the Company from April 2002 to January 2005, Vice President and Financial Reporting Manager of the Company from December 2001 to April 2002, and Financial Reporting Manager of the Company from August 2001 to December 2001.

James C. Ryan, III	43	Executive Vice President and Director of Corporate Development and Mortgage Banking of the Company since February 2015. Executive Vice President and Director of Corporate Development of the Company from July 2009 to February 2015. Senior Vice President and Integration Executive of the Company from December 2006 to July 2009. Senior Vice President and Treasurer of the Company from March 2005 to December 2006. Vice President at Wells Fargo Home Mortgage from July 2004 to March 2005, overseeing pricing in the finance group.

James A. Sandgren	48	Executive Vice President and Chief Banking Officer of the Company since April 2014. Executive Vice President and Regional CEO of the Company from May 2007 to April 2014. Executive Vice President and Southern Division Chief Credit Officer from January 2004 to May 2007. Vice President and Commercial Loan Manager from May 1998 to January 2004. Commercial Loan Officer from April 1992 to May 1998.

Name	Age	Office and Business Experience

Kendra L. Vanzo	48	Executive Vice President, Associate Engagement and Integrations of the Company since June 2014. Executive Vice President and Chief Human Resources Officer from January 2010 to June 2014. Senior Vice President and Chief Human Resources Officer from March 2007 to January 2010. Senior Vice President, Human Resources Manager from May 2005 to March 2007. Senior Vice President, Director of Human Resources for Old National Signature Group from March 2004 to May 2005. Vice President of Human Resources-Terre Haute from February1998 to March 2004. Vice President of Human Resources-Danville from August 1997 to February1998. Assistant Vice President, Director of Human Resources for Palmer National Bank from June 1994 to August 1997.

Compensation and Management Development Committee Matters

The Board appoints the members of the Compensation and Management Development Committee (“Compensation Committee”). The Compensation Committee is currently composed of four non-employee Directors, each of whom is independent from management and the Company (as independence is currently defined in the NASDAQ listing requirements and in the Company’s Corporate Governance Guidelines). No member is eligible to participate in any management compensation program.

Compensation and Management Development Committee Charter

The Compensation Committee operates pursuant to a written charter. A copy of the Compensation Committee’s charter is available on our website, www.oldnational.com, under the Investor Relations/Corporate Governance link. As required by the charter, the Compensation Committee reviews its charter annually and conducts an annual performance evaluation, the results of which are discussed with the Compensation Committee members and shared with the Company’s Corporate Governance and Nominating Committee.

Compensation Consultant

The Compensation Committee retained Pearl Meyer & Partners to provide information, analyses and advice regarding executive compensation, as described further in this report. The Pearl Meyer & Partners consultant who performs these services reports directly to the Committee Chairman. With consent of the Committee Chairman, Pearl Meyer & Partners may, from time to time, contact the Company’s executive officers for information necessary to fulfill its assignments and may make reports and presentations to and on behalf of the Committee that the executive officers also receive. All of the decisions with respect to determining the amount or form of executive compensation under the Company’s executive compensation programs are made by the Committee and may reflect factors and considerations other than the information and advice provided by Pearl Meyer & Partners. To the extent that the outside consultant’s work involves Director compensation, that work is shared with the Corporate Governance and Nominating Committee, which is responsible for reviewing and making recommendations to the Board regarding Director compensation and benefits.

Scope of Responsibilities

The Compensation Committee is responsible for approving and evaluating the Company’s employee compensation and benefit programs, ensuring the competitiveness of those programs, and advising the Board regarding the talent development and succession management of key executives of the Company. The Compensation Committee is responsible for annually reviewing, approving, and recommending to the Board for its approval all elements of the compensation of the Chief Executive Officer and other executive officers who report directly to the Chief Executive Officer. The Compensation Committee is also responsible for determining awards to employees of stock or stock options pursuant to the Company’s Amended and Restated 2008 Incentive Compensation Plan.

Compensation and Management Development Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was formerly an officer or employee of the Company. No executive officer of the Company currently serves or in the past year has served as a member of the compensation committee or board of Directors of another company of which an executive officer serves on the Compensation Committee. Nor does any executive officer of the Company serve or has in the past year served as a member of the compensation committee of another company of which an executive officer serves as a Director of the Company.

Assessing Risk in Compensation

Our compensation programs do not use highly leveraged incentives that drive risky short-term behavior. Our compensation programs are designed to reward our executives for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. With the adoption of stock ownership requirements that require Company management to maintain a significant ownership level of stock, there is a strong incentive to ensure the Company is managed with a long-term view, and this helps to ensure that Company management avoids excessive risk taking in the short term. With the balance of compensation among annual salary, short-term incentive and long-term equity awards, no particular element of compensation is excessively weighted versus other elements. In addition, the use of multiple Performance Measures in the short-term and long-term incentive plans ensures that executives must excel in a number of areas – rather than simply maximizing performance on a single performance measure – in order to earn incentives.

In 2010, the Board adopted a Bonus Recoupment, or “Clawback,” Policy that provides the Board with authority to recover a bonus or other incentive paid to any Named Executive Officer or executive officer in appropriate circumstances where there has been a material restatement of the Company’s financial results. The Board believes that this Policy, along with a requirement that executive officers maintain a significant level of stock ownership in the Company while they are employees, provides significant incentives to help ensure the Company is managed with a long-term view.

Our Compensation Committee reviewed the relationship between our risk management policies and practices and the incentive compensation provided to the Named Executive Officers at its April 17, 2014 meeting. After review with the Company’s Chief Risk Officer and representatives of Pearl Meyer & Partners, the Committee determined that our incentive compensation programs do not encourage unnecessary and excessive risk taking.

Compensation and Management Development Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by,

Members of the Compensation Committee

Niel C. Ellerbrook, Chairman

Larry E. Dunigan

James T. Morris

Randall T. Shepard

Rebecca S. Skillman

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of our Chief Executive Officer, Chief Financial Officer, and our other three most highly compensated executive officers. Detailed information regarding the compensation of these executive officers, who are referred to as “Named Executive Officers” or “NEOs”, appears in the tables following this Compensation Discussion and Analysis. This discussion should be read in conjunction with those tables.

This Compensation Discussion and Analysis consists of the following parts:

•	Executive Summary
•	Review of 2014 Advisory Vote on Executive Compensation
•	Responsibility for Executive Compensation Decisions
•	Compensation Philosophy and Objectives
•	Role of Executive Officers in Compensation Decisions
•	Compensation Committee Procedures
•	Setting Executive Compensation for 2014
•	Changes in Executive Compensation in 2015

Executive Summary

We seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our Named Executive Officers’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards paid in equity. These compensation components, combined with our stock ownership guidelines and recoupment policy, extend the time horizon beyond the vesting and/or performance periods and represent a balanced approach.

The Company’s financial performance remained strong in 2014 despite a challenging bank regulatory environment and low interest rate environment. The Company had a transformational year in 2014. The Company closed three whole bank acquisitions during the year and consummated another whole bank acquisition on January 1, 2015. As a result of these acquisitions, the Company has moved into strong, higher growth markets. As more fully described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2014 financial results were improved over our fiscal 2013 results.

•	Net Income for 2014 was $103.7 million, a 2.7% increase from 2013, primarily resulting from improved credit quality and lower cost funding sources.

•

Net interest income was $366.4 million in 2014, a 15.4% increase from the $317.4 million reported in 2013. Taxable equivalent net interest income was $383.4 million in 2014, a 14.7% increase from the $334.3 million reported in 2013. The increase in net interest income is primarily due to an increase in accretive income recorded in 2014 compared to 2013.

•	The net interest margin on a fully taxable equivalent basis was 4.22% for 2014, a 20 basis point increase compared to the 4.02% reported in 2013.

•

Reflecting the issuance of 18.3 million shares in connection with the Company’s acquisition activity, as well as higher merger and integration costs, diluted earnings per share available to common shareholders were $.95 per share, a decrease from the $1.00 per share in 2013.

Strong financial results in 2014 were not reflected in the Company’s stock price. The Company’s total shareholder return for 2014 was -0.06%, including a dividend of $.44 and a stock price decrease of -3.19%.

The key factors in determining compensation for 2014 included the following:

•

Due to the continued improvement in the financial performance of the Company in 2013 over 2012, the Compensation Committee approved base salary increases for certain Named Executive Officers in fiscal 2014 as described on page 35.

•

Net income continued to be used as the key metric for our Named Executive Officers’ annual cash incentive awards in 2014. This metric provided a method of measuring our short-term growth and financial performance that was both reliable and aligned with how shareholders generally assess short-term performance. The Short-Term Incentive Compensation Plan for 2014 provided a maximum incentive opportunity equal to 150% of full-year target. Each of the Named Executive Officers, including the CEO, received a payout under the Short-Term Incentive Compensation Plan for 2014 as discussed more fully on pages 34 through 37.

•

Long-term incentive compensation continues to make up a significant portion of the compensation for each of our Named Executive Officers, comprised of equity awards which have value that is closely linked to the Company’s shareholder returns and EPS growth.

We believe that our compensation program builds upon the Company’s compensation governance framework and our overall pay-for-performance philosophy, which are demonstrated by the following:

COMPANY’S COMPENSATION PROGRAM - BEST PRACTICES IMPLEMENTED

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2014 compensation of the Named Executive Officers.

Review of 2014 Advisory Vote on Executive Compensation

At our 2014 Annual Meeting, our shareholders had the opportunity to provide an advisory vote on the compensation paid to our Named Executive Officers, or a “say-on-pay” vote. Over 94% of the votes cast by our shareholders were in favor of the compensation provided to our Named Executive Officers. Accordingly, the Compensation Committee generally believes that such results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to, and therefore did not, make any significant changes to our executive officer compensation program or pay for performance philosophy solely in response to the vote. In addition, in recognition of the shareholders’ majority preference expressed at the 2011 meeting, the Compensation Committee recommended and the Board approved an annual non-binding “say-on-pay” vote to occur at the meeting (see page 60), so that any shareholder concerns about executive pay can be acknowledged and considered in the timeliest manner. The Compensation Committee will continue to consider the results from this year and future advisory votes on executive compensation.

Responsibility for Executive Compensation Program

Subject to full Board approval, the Compensation Committee of our Board is responsible for establishing and implementing our general executive compensation philosophy and determining the compensation for all of our executive officers reporting directly to the Chief Executive Officer, including our “Named Executive Officers.” The Compensation Committee’s charter permits the Compensation Committee to delegate authority to subcommittees. In 2014, the Compensation Committee made no delegation of its authority over compensation matters relating to our Named Executive Officers.

Compensation Philosophy and Objectives

Through our compensation program for executive officers, we strive to attract and retain superior executives in a highly competitive environment and provide financial incentives that align our executive officers’ interests with those of our shareholders. The Compensation Committee believes that the primary components of each executive officer’s compensation should be a competitive base salary and incentive compensation that rewards the achievement of annual and long-term objective performance goals. The Compensation Committee also believes stock ownership is important because it aligns our executives’ interests with the interests of our shareholders. Thus, equity compensation represents a significant element of each executive officer’s potential compensation.

The Company believes that it is important to maintain consistency in our compensation philosophy and objectives, although it is sometimes necessary to adjust certain programs as economic and business conditions change. Even though value creating performance by the executive officers of the Company does not always translate into an immediate appreciation in the Company’s stock price or net income performance, the Board believes that executive management made significant progress in 2014 in managing the Company.

•	In 2014, full year net income increased 2.7% over 2013 net income.

•	Net interest income, which comprises approximately 69% of 2014 revenue and is the most significant component of the Company’s earnings, increased over 15.4% over 2013.

•

The Company successfully completed several acquisitions. It closed on its acquisition of Tower Financial Corporation, Fort Wayne, Indiana, on April 25, 2014; United Bancorp, Inc., Ann Arbor, Michigan, on July 31, 2014; LSB Financial Corp., Lafayette, Indiana, on November 1, 2014; and Founders Financial Corporation, Grand Rapids, Michigan, on January 1, 2015. Completion of these acquisitions enhanced the Company’s position in several desirable markets.

The improvement in the Company’s performance was primarily driven by the contributions from the Company’s fiscal 2014 acquisitions, combined with improved credit quality and low cost funding sources.

The Board intends to continue to reward management performance with cash and equity compensation based on a philosophy and belief that the strong operating fundamentals in the Company will be reflected in earnings growth and eventual stock price appreciation. It is in this context that certain actions were taken by the Board to reward executive management for 2014 performance and to establish incentive goals for 2015.

Role of Executive Officers in Compensation Decisions

The Compensation Committee reviews, approves, and recommends to our full Board each element of compensation for each executive officer reporting directly to the Chief Executive Officer, including all Named Executive Officers. The Compensation Committee considers the recommendations of the Chief Executive Officer in determining the base salary, annual incentive compensation and long-term incentive awards for each of the executive officers of the Company other than the Chief Executive Officer, but ultimately the Committee makes all determinations in its discretion as to final pay outcomes. Together with the Compensation Committee, our Chief Executive Officer annually reviews the performance of each of our other executive officers, the compensation of each executive officer, including base salary, annual incentive compensation and long-term incentive awards and makes recommendations to the Compensation Committee regarding the compensation of those officers for the following year. The Compensation Committee Chairman annually reviews our Chief Executive Officer’s compensation with representatives from Pearl Meyer & Partners (in conjunction with an annual performance review led by the Company’s non-executive Chairman) and makes recommendations to the Compensation Committee regarding the Chief Executive Officer’s compensation for the following year. The Chief Executive Officer is not involved in the final determination regarding his own compensation, and all decisions with respect to the Chief Executive Officer’s compensation are made in executive session of the Compensation Committee, without the Chief Executive Officer present.

Committee Procedures

In 2014, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”), a nationally recognized compensation consulting firm, to assist it in evaluating our executive compensation program. During the year ending December 31, 2014, PM&P’s services to the Company were limited to those provided to the Compensation Committee in connection with its decisions concerning executive compensation, and those provided to the Governance Committee in connection with its decisions concerning outside Director compensation. The Compensation Committee reviewed its relationship with PM&P and concluded that PM&P was independent and free of any conflicts of interest in regard to the advice it provided the Compensation and Governance Committees.

The following is a description of the services PM&P provided to the Compensation Committee to assist it in establishing compensation for the Named Executive Officers and other members of management for 2014:

•	assessed the competitiveness of our compensation packages for executive officers;

•	analyzed our business performance over one-year and three-year periods; and

•	evaluated the relationship between executive officer pay and our performance.

In examining our business performance, PM&P focused on:

•     growth in fully-diluted earnings per share (“EPS”)

•     net income growth

•     return on average equity

•     return on average assets

•     revenue per share growth

•     non-performing loans ratio

•     total shareholder return

• book value per share • net interest margin • non-interest income growth • deposit growth • asset growth • net charge-off ratio • market/book ratio

In evaluating the competitiveness of our compensation levels for Named Executive Officers and other members of management, PM&P gathers pay and performance data from a peer group of publicly-traded financial services companies that includes a broad representation of regional banks within the Company’s region of operation and which are similar in asset size to the Company. PM&P selects the peer group with input from the Compensation Committee. The Compensation Committee considers the peer group data when evaluating the compensation for all of the Named Executive Officers. The composition of the peer group may be amended from year to year to take account of mergers, acquisitions, and other changes that make a company more or less appropriate for inclusion. The Compensation Committee has at times in the past removed companies from the peer group because the companies’ asset sizes were deemed by the Compensation Committee to not be representative of the other companies in the group and in excess of the Company’s asset size. For 2014, PM&P recommended that the Company continue to use the Peer Group used by the Company in 2013.

Under SEC disclosure rules, companies generally limit executive compensation disclosure to their most highly compensated executive officers. To determine competitive pay for these positions, PM&P uses data from publicly-filed documents as well as data from its proprietary market surveys. For the remaining executives, PM&P uses data from its proprietary market surveys only. The market surveys include a broader range of companies and do not provide company-specific information. The survey data is used as a general reference and is one of a number of factors considered in determining where pay is actually set.

For 2014 compensation decisions, our publicly-traded peer group consisted of the following 31 companies which had asset sizes ranging from $4.5 billion to $24.3 billion, with a median asset size of $11.4 billion:

1st Source Corporation	First Merchants Corporation	Renasant Corporation
BancFirst Corporation	First Midwest Bancorp, Inc.	S&T Bancorp, Inc.
BancorpSouth, Inc.	FirstMerit Corporation	Susquehanna Bancshares, Inc
Bank of Hawaii Corporation	Fulton Financial Corporation	Trustmark Corporation
Chemical Financial Corporation	Glacier Bancorp, Inc.	UMB Financial Corporation
Commerce Bancshares, Inc.	Heartland Financial USA, Inc.	United Bankshares, Inc.
Cullen/Frost Bankers, Inc.	IBERIABANK Corporation	Valley National Bancorp
F.N.B. Corp.	MB Financial, Inc.	WesBanco, Inc.
First Commonwealth Financial Corp.	Park National Corp.	Wintrust Financial Corporation
First Financial Bancorp	Pinnacle Financial Partners, Inc.
First Interstate BancSystem, Inc.	Prosperity Bancshares, Inc.

On July 17, 2014, the Compensation Committee reviewed the peer group listing with PM&P. Following the review, the Compensation Committee approved changes to the peer group at its October 16, 2014 meeting. The changes in the peer group size were driven by the growth in the Company’s asset size. The Compensation Committee, upon recommendation from PM&P, determined that the smallest banks in the above peer group should be removed and replaced by banks with asset sizes similar to the Company’s. The Compensation Committee removed six banks from the above listed peer group: S&T Bancorp, Inc. and 1st Source Corporation because of their small asset size; Pinnacle Financial Partners, Inc. because it was the smallest bank outside the Company’s footprint; Heartland Financial USA, Inc. due to differences in consumer lines; and First Interstate

BancSystem, Inc. and Glacier Bancorp, Inc. due to geographic location. The Compensation Committee added five Midwestern banks, including Associated Banc-Corp, TCF Financial Corporation, PrivateBancorp, Inc., TFS Financial Corp and Flagstar Bancorp, Inc. Three other banks similar in asset size to the Company but not in the Midwest were added – National Penn Bancshares, Inc., South State Corporation and Home Bancshares, Inc. PM&P has agreed that the newly configured peer group was appropriate for the Company’s pay and performance benchmarking for 2015.

In making its recommendation to the Compensation Committee regarding executive officer compensation, PM&P typically reviews the compensation practices and performance of the peer companies and discusses our performance and strategic objectives with our Chief Executive Officer, Chief Financial Officer, Associate Engagement and Integrations Officer and Chief Risk Officer. Before the beginning of each fiscal year, PM&P provides the Compensation Committee with a detailed written report regarding our executive compensation structure, its competitiveness relative to the peer group companies, and the alignment of our executive pay with the Company’s performance.

In preparation for the evaluation of 2014 compensation and development of the written report, PM&P reviewed the business performance of the Company and the peer companies over one-year and three-year periods through the end of 2012, as well as projected results for 2013, and evaluated the alignment of pay and performance.

In a report delivered to the Committee in January 2014, PM&P reported the following results:

Company Performance Relative to Peers Based on Unweighted Performance Measures

As part of its written report, PM&P reported that the Company’s targeted compensation levels were slightly below the relevant market benchmarks. PM&P noted the following results with respect to compensation relative to peers:

Company Compensation Levels Relative to Peers

PM&P’s review evaluates overall compensation as well as each significant component of compensation. It evaluates whether the compensation structure continues to provide the appropriate incentives and alignment of executive officers’ interests with those of our shareholders. PM&P meets with the Compensation Committee to discuss its written report, answer questions, and discuss issues that require further study.

The Compensation Committee considers the information provided by PM&P, including compensation reports and PM&P’s recommended best practices as a baseline for establishing targeted total compensation, principal compensation components, and determining the allocation of total potential compensation components for each Named Executive Officer and other executives in the Company. In general, we seek to establish total compensation, base salaries, annual incentive compensation, and long-term equity incentive compensation for each position at or near the median for the peer group, if targeted performance is achieved, and at or near the 75th percentile of the peer group, if exceptional performance is achieved. The Compensation Committee also seeks to allocate potential total compensation among base salary, annual incentive compensation, and longer-term incentive compensation in proportions that reflect peer group practices.

Executive Compensation for 2014

Components of Compensation. In establishing the 2014 compensation for our executive officers, the Compensation Committee:

•	analyzed the compensation levels of comparable executive officers in the peer group;
•	determined a mix of base salary and cash incentive opportunity, along with an equity position to align our executive officers’ compensation with our performance and leadership accomplishments;
•	assessed our executive officers’ performance; and
•	assessed our financial and business results relative to other companies within the banking industry as well as to our own past performance and financial goals.

The principal components of each executive officer’s compensation used by the Compensation Committee to reward, align and retain our named executives are:

•	base salary;
•	annual incentive compensation; and
•	long-term equity incentive compensation.

In general, we strive to target the percentage that each of these components bears to the total compensation for our executive officer group as a whole, assuming the achievement of targeted performance, to approximately the corresponding percentages for the peer group.

In structuring our long-term incentive awards to our CEO and the other Named Executive Officers, we emphasize the use of performance-based equity awards. In fact, 100% of the CEO’s long-term incentive awards are performance-based, and 75% of the long-term incentive awards for to other NEO’s are performance-based. For 2014, performance-based equity awards represented a significantly greater percentage of our executives’ long-term incentive compensation than was the case for our peer group as a whole. According to PM&P’s report, the following chart represents each element of compensation and the corresponding percentage of total compensation represented by each element for our peer group for the Named Executive Officers’ compensation for 2014:

The Company’s allocation for 2014 for the Chief Executive Officer and the other Named Executive Officers was:

The actual mix of these components for each individual executive officer varies, depending on our evaluation of the executive officer’s responsibilities, the percentage of the executive officer’s compensation that should be at risk, and the reasonable potential compensation in light of that risk. Additionally, the pay mix data set forth in the above chart for the Named Executive Officers other than the Chief Executive Officer is represented in the aggregate as each Named Executive Officer does not have the same pay mix.

The only elements of our executive officers’ compensation that we pay in cash are base salary and annual incentive compensation. For 2014, we paid the following cash compensation to our Named Executive Officers:

2014 Executive Officers’ Cash Compensation

Base Salary.  Base salary is the only component of compensation that is not subject to the achievement of performance or vesting criteria. Base salary is designed to provide a fixed level of cash compensation for performing the responsibilities associated with an executive’s position. We establish base salary ranges for each position based on the ranges for similar positions at other peer group companies. In general, we target base salary ranges near the median for the peer group. We review base salaries annually and we adjust them in April of each year to take into account such factors as market changes, changes in duties, individual performance, and experience.

In assessing Mr. Jones’ performance for 2014 compensation decisions, the Compensation Committee considered the role Mr. Jones played in selecting and leading the management team in its 2013 strategic, operational, and financial performance. The Compensation Committee determined that Mr. Jones’ leadership skills both within the Company and as a leader in the banking industry were significant contributors to the Company’s success during the year. However, Mr. Jones proposed, and the Compensation Committee agreed, that he would not receive a salary increase for 2014.

In assessing the performance of Messrs. Wolking, Moore and Knight, Mr. Jones subjectively evaluated their contributions to the strategic, operational and financial performance of the Company in 2013. Messrs. Wolking, Moore and Knight met or exceeded Mr. Jones’ subjective performance expectations in 2013 and based on his recommendations, the Compensation Committee increased their base salaries. Mr. Sandgren’s base salary was adjusted in 2013 based on the recommendation of PM&P and Ms. Murphy, the former Chief Banking Officer, who Mr. Sandgren reported to until Ms. Murphy’s retirement in June 2014.

Annual Incentive Compensation.  Our practice is to award cash incentive awards based on our achievement of pre-established objective performance goals. The objective of awarding annual incentive compensation is to reward short-term financial and operational performance. The Amended and Restated 2008 Incentive Compensation Plan, which includes the Short Term Incentive Compensation Plan or “STIP”, and which was approved by shareholders in 2012, is intended to be our primary vehicle for awarding such incentives. The STIP does not preclude us from making discretionary bonus payments or special awards to STIP participants outside of the STIP. In establishing performance goals for 2014, the Compensation Committee made a determination to exclude the financial impact of any acquisitions that occurred in 2014, including any one-time charges associated with acquisitions that occurred during the year.

The amount of cash incentive payments under the STIP is based entirely on the achievement of the established performance goals. These payout levels are determined by the Compensation Committee after reviewing peer and survey data provided by PM&P. The percentage payout levels are consistent with the payout levels paid to similarly situated executives within the Company’s peer group.

The 2014 STIP contains targeted annual incentives and provides an opportunity for participants, including the Named Executive Officers, to earn between 50% and 150% of their target opportunities provided certain performance thresholds are met. The Compensation Committee believes having a payout range helps to ensure pay for performance, and paying at 50% for threshold performance increases the competitiveness of the plan and aligns it with market. No payouts will be made for performance below minimum required performance. If 80% of the targeted profitability measure is achieved, an incentive payout equal to 50% of targeted incentive level for each of the Named Executive Officers will be paid. If the targeted profitability measure is achieved, each of the Named Executive Officers will receive 100% of the target incentive payout.

In practice, the Compensation Committee makes recommendations that the Board then approves or adjusts. The Performance Measures, as well as the weighting given to the measures, for the 2014 STIP for Messrs. Jones, Wolking and Knight included the following:

The Performance Measures for Messrs. Sandgren and Moore included:

The Compensation Committee chose the Performance Measures of corporate net income and banking budgeted margin because it believes those Performance Measures properly focus executive management on continuing to drive improvements in the financial results of the Company. The Compensation Committee chose to structure an aggregate of 30% of the Performance Measures in the net charge-off ratio and the efficiency ratio categories in order to ensure executive management is focused on appropriately managing the Company’s credit quality and to ensure executive management focuses on managing expenses within the Company.

The Compensation Committee established the 2014 potential payouts to each Named Executive Officer. Under the STIP, the target incentive payout for the Chief Executive Officer was established at 75% of base salary. The target incentive payout for the Chief Financial Officer and Chief Banking Officer was established at 50% of base salary, and the target incentive payout for the other Named Executive Officers was established at 45% of base salary. The maximum payout under the STIP is 150% of the target incentive payout.

The 2014 STIP performance and payout results for Messrs. Jones, Wolking and Knight were as follows, resulting in a bonus payout of 102.25% of target:

The 2014 STIP Performance Measure performance and payout results for Messrs. Sandgren and Moore were as follows, resulting in a bonus payout of 107.25% of target:

Percentage amounts under the caption “Performance Factor” in the tables above reflect the overall percentage of annual incentive compensation earned with respect to each metric after giving effect to the weighting factor applied to the metric and the performance level achieved for that metric. The “Total Percentage Earned” is the sum of the Performance Factors for all metrics. The results for 2014 in the tables above exclude the financial impact for the following acquisitions (also excluding one-time charges): Tower Financial Corporation which closed on April 25, 2014, United Bancorp, Inc. which closed on July 31, 2014, LSB Financial Corp which closed on November 1, 2014, and Founders Financial Corporation which closed on January 1, 2015.

Long-Term Incentive Compensation.  We believe that stock ownership by our executive officers is an important tool for aligning their interests with those of our shareholders over the long-term. Therefore, our long-term incentive compensation consists entirely of equity compensation awards. The Amended and Restated 2008 Incentive Compensation Plan, which was approved by shareholders in 2012, is our primary vehicle for providing equity compensation.

In 2014, the award mix for the Chief Executive Officer under the Amended and Restated 2008 Incentive Compensation Plan was entirely performance-based (i.e., 100% of the value awarded consisted of performance-based restricted stock units), as illustrated below:

Chief Executive Officer Long-Term Incentive Compensation

The awards for the Named Executive Officers (other than the Chief Executive Officer) under the Amended and Restated 2008 Incentive Compensation Plan consisted of a combination of Performance-based Restricted Stock Units and Service-based Restricted Stock. The majority of the value awarded (75%) consisted of Performance-based Restricted Stock Units, as illustrated below:

Other Named Executive Officer’s Long-Term Incentive Compensation

Each of these forms of award encourages executives to use their best efforts to increase the value of our stock, since the value of the awards increases with the value of our stock. In addition, because an executive officer’s right to an award generally vests over time, such awards provide a valuable retention tool.

Our practice is to determine the dollar amount of equity compensation that we want to provide, based on consultation with the compensation consultant who advises the Compensation Committee concerning current market practices. In general, we seek to pay equity incentive compensation that approximates the median for our peer group, if targeted performance is achieved and the 75th percentile for our peer group, if maximum performance is achieved. In recommending equity compensation awards for an executive, the Compensation Committee considers previously granted but non-vested awards, but it does not generally consider equity ownership or previously vested awards. The Compensation Committee typically makes recommendations regarding equity compensation awards at its first meeting in January, depending upon the availability of the financial results for the preceding year. Typically, these awards are then approved or adjusted by the Board at its next meeting. We make the awards as early as practicable in the year and communicate them to executive officers so that the incentives will be known as early as practicable, thereby maximizing their potential impact. We make equity awards after financial data for the preceding year is available, because this information enables us to refine our expectations for the current year. The proximity of any awards to earnings announcements or other market events is coincidental. Under special circumstances, such as the employment of a new executive or substantial promotion of an existing executive, the Compensation Committee may award equity compensation at other times during the year. The Compensation Committee did not make any special grants of equity incentive compensation to any Named Executive Officer in 2014.

On January 23, 2014, we granted performance-based restricted stock units and service-based restricted stock to the Named Executive Officers (with the exception of the Chief Executive Officer who only received performance-based restricted stock units) pursuant to our Amended and Restated 2008 Incentive Compensation Plan. These awards are reflected on the Table on page 48 entitled “Grants of Plan-Based Awards During 2014.” The Compensation Committee and Board, in order to align the Chief Executive Officer’s incentive compensation directly with shareholder interests and to place 100% of his equity compensation at risk, determined that his equity compensation should consist of performance-based restricted stock units with no service-based component.

The allocations of equity awards granted by the Company included significantly more performance equity awards when compared to the Company’s peers as reported on the charts on pages 33 and 34. The Compensation Committee awarded the right to earn shares to the Named Executive Officers and certain other executives based on the performance of the Company in 2013. The awards differed for each of the Named Executive Officers and they were determined by the Compensation Committee, according to each officer’s salary level and based on competitive survey data provided by PM&P. The awards were not based on individual performance.

Performance-Based Restricted Stock Units.  The Compensation Committee continued the use of restricted stock units in 2014 because the use of restricted stock units simplifies the administration of the performance awards, as shares are not actually granted until the end of the performance period and dividends are not paid on the units until the units vest into earned shares. In general, our executive officers will not earn performance-based restricted stock units unless we meet pre-established objective performance criteria for the performance period, and the executive officer remains employed throughout the performance period and any required service period.

The CEO only receives performance-based restricted stock unit awards. In 2014, the CEO’s performance-based restricted stock unit awards were allocated between internal and external performance measures as described in the chart on page 38.

The Committee allocated 75% of the award based on a measure of total shareholder return to ensure the CEO’s interests were closely aligned with shareholders. With respect to allocating 25% of the award based on the internal measure of EPS, the Committee considered the importance of focusing the CEO’s attention on earnings growth of the Company.

In 2014, the Named Executive Officers (except for the CEO) received awards of performance-based restricted stock units allocated as described below and shown in the chart on page 38.

Based on the recommendation of PM&P, the Committee determined to weight 67% of the performance-based restricted stock unit award to the external measure of relative total shareholder return to ensure the officers’ interests were closely aligned with the interests of shareholders. The remaining portion of the performance-based restricted stock unit award (33%) was allocated to EPS to recognize the importance of earnings growth.

The Named Executive Officers must be employed by the Company through the distribution date, which would be after December 31, 2016 and before March 31, 2017, in order to receive a distribution of any 2014 performance-based restricted stock unit awards earned for performance against either the internal or external measures.

For each restricted stock unit award, we have established minimum, target and maximum performance levels. The actual performance level at the end of the performance period will determine the percentage of units earned. No units will be earned if results are less than the required minimum performance. If target is achieved, all of the units awarded will be earned. If maximum performance is achieved, the number of units earned will multiply by 1.5. Earned unites are converted to shares after the performance period has ended and actual results have been evaluated relative to the re-established minimum, target and maximum performance levels.

The financial performance measurement factor for the internal measure award is the Compounded Annual Growth Rate (or CAGR) of the Company’s earnings per share measured against internal goals over a three-year performance period. This measure was chosen because the Committee believes that earnings growth is a high priority and that sustained growth in earnings will result in the creation of value for shareholders. For a minimum (25%) payout to occur under the earnings per share internal measure award, 4% growth must occur over the three-year performance period. For targeted (100%) payout to occur, earnings per share must grow 6% over the three-year performance period, and for maximum (150%) payout to occur, earnings per share must grow by 8% over the three-year measurement period.

Total shareholder return is our only external relative measure for determining performance-based units earned. For purposes of the 2014 award, we define total shareholder return – which is measured against the peer group for the three-year measurement period – as the three-month average stock price for the period ending December 31, 2013 compared to the three-month average stock price for the period ending December 31, 2016 for the Company and the Peer Group. The three-month average stock price will be determined by averaging the closing stock price of each trading day during the three months ending on the applicable December 31, including adjustments for cash and stock dividends. This measure was chosen because the Committee believes it is the best means of linking executive compensation to shareholder value creation over time.

Shares received from any earned performance-based restricted stock units must be held until the stock ownership guidelines are met. Dividends earned on vested shares accumulate during the performance period, are paid in stock after the end of the performance period and are subject to the holding requirement.

If an executive officer’s employment is terminated on account of death, the target performance criteria will be deemed satisfied, and restrictions on the shares will lapse. If the executive officer terminates employment on account of disability or retirement, the executive officer will be treated the same as if he or she had continued employment. If there is a change in control, then performance-based restricted stock awarded to the Named Executive Officers will vest upon the closing date on a pro-rated basis as determined by the performance of the Company on the closing date.

Service-Based Restricted Stock.  We grant service-based restricted stock for various reasons: these stock awards create ownership, which aligns the executive’s interests with those of other shareholders; these awards contribute to the retention of key employees, whose future service is deemed essential to the ongoing success of the Company. However, because service-based restricted stock is not contingent on our business performance, the value of the service-based restricted stock award is substantially less than the value of the performance-based portion of the award. In general, with the exception of dividends, an executive officer will not realize value for service-based restricted stock, unless he or she remains employed during the required service period. If an executive officer terminates employment on account of death, or terminates without cause or with good reason following a change in control of the Company, restrictions on the stock will lapse. If the executive officer terminates employment on account of disability or retirement, he or she will be treated the same as if he or she had continued employment. The service-based restricted stock granted in 2014 will vest in three approximately equal annual installments over a three-year period ending on February 1, 2017. We pay cash dividends on service-based restricted stock to our executive officers during the restricted period. The service-based restricted stock must be held by the Named Executive Officer until the stock ownership guidelines are met even if the restrictions have lapsed.

In 2014, the Compensation Committee granted service-based restricted stock to NEOs other than the Chief Executive Officer in order to encourage ownership of Company stock, align the Company with Peer Group practices and to ensure the retention of key executive officers in the Company. Twenty-five percent of the total equity award for the Named Executive Officers other than the CEO was in the form of service-based stock in 2014. As noted previously, the CEO’s long-term incentive awards are entirely performance-based and do not include any service-based restricted stock.

Retirement Plans.  Until December 31, 2005, we maintained a traditional qualified defined benefit pension plan, known as the Old National Bancorp Employees’ Retirement Plan (“Retirement Plan”). We froze the Retirement Plan as of December 31, 2001, except for employees who were at least age 50 or who had 20 years of credited service as of December 31, 2001. As of December 31, 2005, we froze the Retirement Plan for all remaining employees. We also maintained a nonqualified retirement plan to replace any reduction in benefits under the Retirement Plan due to limitations on benefits under the Internal Revenue Code (“Supplemental Plan”). We also froze the Supplemental Plan as of December 31, 2005. No executive officer will earn further benefits under the Retirement Plan or the Supplemental Plan after 2005, although benefits as of December 31, 2005, are preserved.

We continue to maintain a tax-qualified defined contribution plan, known as the Old National Bancorp Employee Stock Ownership and Savings Plan (“Savings Plan”), for eligible employees. The Savings Plan allows employees to make pre-tax 401(k) contributions. Subject to the conditions and limitations of the Plan, an employee will be eligible to become a participant of the plan on the first day of the month after completing one month of service. All active participants will be eligible to receive a match of fifty cents on the dollar up to the first 6% of eligible compensation that is contributed to the plan. We may also make profit sharing contributions, in our discretion. To receive profit sharing contributions for a year, an employee must have (i) completed at least 1,000 hours of service during the year and (ii) been employed on the last day of the year or retired on or after age 65, died, or became disabled during the year.

We also maintain a nonqualified deferred compensation plan, known as the “Executive Deferred Compensation Plan,” for a select group of management employees designated by the Compensation Committee, including our executive officers. All executive officers are eligible to participate in the plan. An executive officer may elect to defer up to 25% of his or her regular compensation, and up to 75% of his or her annual bonus under the STIP, in which case the deferral amount will be credited to his or her plan account. The Executive Deferred Compensation Plan applies the same matching formula that is used for the Savings Plan. We provide matching contribution credits under the plan, reduced by any matching contributions under the Savings Plan. In addition, we may provide discretionary contribution credits to make up for any reduction in discretionary profit sharing contributions under the Savings Plan due to Internal Revenue Code contribution limits applicable to tax-qualified retirement plans. We did not provide discretionary credits for 2014.

We credit an executive officer’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company stock, the return on a recognized market index selected by the Compensation Committee, or a combination of the two, as elected by the executive officer. For the market index fund, we use a Bloomberg index, which approximates the risk and return associated with a diversified high quality corporate bond fund. The earnings credit under the Executive Deferred Compensation Plan could be in excess of earnings that would have been credited using the applicable federal long-term rate. Any excess earnings are reported in column (h) of the Summary Compensation Table on page 46.

All amounts paid under the Executive Deferred Compensation plan are paid from our general assets and are subject to the claims of our creditors. Except in the case of financial emergency, an executive officer’s benefits under the plan may not be distributed until after termination of employment. In general, an executive officer may elect to receive his plan benefits in a lump sum or in annual installments over two to ten years.

Employment Arrangements  We have entered into employment agreements with each of the Named Executive Officers with the exception of Jeffrey L. Knight, who has an Amended Severance and Change of Control Agreement (referred to collectively as “employment agreement(s)” or “agreements”). The employment agreements were amended effective January 1, 2011, to provide for:

•

No Gross-up on Severance Benefits – The Company has adopted a “best after-tax provision” whereby the executive receives the full 280G payment and has the responsibility for any excise tax, or the payment is reduced to the safe harbor amount, whichever will put the executive in the best after-tax position with the most compensation and income.

•

No Gross-up on Perquisites – There will be a continuation of benefit coverage to be provided by the Company for the requisite number of months. However, any tax resulting from these payments will be the executive’s responsibility.

•

No Walk Away Provision – The Company has eliminated the ability of the executive to voluntarily terminate his or her employment within 12 months of a Change in Control without good reason. The executive will continue to have the right to terminate employment within 24 months of a Change in Control with good reason and receive severance and other benefits.

•

Treatment of Equity Awards – All grants of performance-based restricted stock and restricted stock units will vest upon the closing of a Change in Control on a pro-rated basis as determined by the performance of the Company on the closing date as specified by the agreement. Grants of stock options and service-based awards have “double trigger” vesting, i.e., their vesting will be accelerated only upon an involuntary or good reason termination of the executive following a Change in Control. Otherwise, the shares will vest according to their original terms and conditions.

The changes to these agreements were adopted after reviewing prevailing market and developing executive compensation best practices. Under each of their respective employment and severance agreements, the Named Executive Officers are entitled to a base salary, incentive compensation (both cash and equity) and other employee benefits as determined by the Board. Based on information provided by the Compensation Committee’s compensation consultant, the Committee determined that the benefits, including the various multiples of components of compensation, were within the market range for such payouts and benefits. The Committee regularly reviews the Company’s employment and severance agreement arrangements and uses peer data to determine whether these arrangements are consistent with prevailing market practices.

Pursuant to the employment agreements, we are generally obligated to pay certain non-change of control severance benefits to the Named Executive Officer, if we terminate his or her employment without cause, or the executive resigns within 90 days after we have taken certain actions that adversely affect him or her. A Named Executive Officer must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, to receive his or her severance benefits.

The employment and severance agreements also provide for change of control severance benefits for each Named Executive Officer. The Company is required to pay change of control severance benefits if, within two years following a change of control (as defined in the agreements), we terminate the Named Executive Officer’s employment for a reason other than “Cause” or the Named Executive Officer’s disability, or if the executive resigns within two years after a change of control after we have taken certain actions detrimental to the Named Executive Officer.

The Compensation Committee believes that the employment agreements, which include change of control severance benefits, assure the fair treatment of the Named Executive Officers in relation to their professional careers with the Company by assuring them of some financial security in the event of a change of control. The change of control provision also protects the shareholders of the Company by encouraging the Named Executive Officers to continue to devote their full attention to the Company without being distracted by the need to seek other employment following the change of control. The Compensation Committee established the change of control payouts to each of the Named Executive Officers after reviewing peer data and consulting with the Compensation Committee consultant.

In the Committee’s view, severance benefits, including in the event of a change-in-control, are contingent and operate as a form of insurance rather than a principal component of compensation strategy. In that regard, the Committee does not reduce or otherwise modify compensation elements on the basis of eligibility for severance benefits. The Potential Payments on Termination or Change-in-Control tables on pages 55 through 59 and the discussion of the employment agreements beginning on page 52 set forth the estimated values and details of the termination benefits under various scenarios for each of the Named Executive Officers.

Perquisites and Other Compensation.  Detailed information regarding other compensation is provided in note 5 to the Summary Compensation Table on page 47. In general, we believe that perquisites should not constitute a consequential portion of any executive officer’s compensation. The Company makes available to the Named Executive Officers financial counseling services to assist them in obtaining financial planning advice. This benefit is provided to the executives, but the executives pay any tax due on the benefit.

James Sandgren received a country club membership allowance of $12,540 for business development purposes, a cell phone allowance of $840 and an executive physical valued at $1,408. No other executive received perquisites in excess of $10,000 in 2014. Moreover, certain of the perquisites provided to executive officers also provide a benefit to us. For example, executive physicals, which we require annually for the CEO and every other year for the other Named Executive Officers, help us to assure that our executive officers do not postpone addressing health issues that could result in great cost to us in lost productivity and covered treatment costs.

Stock Ownership Guidelines.  In 2010, the Compensation Committee and Board amended the previously established stock ownership guidelines for the Company’s executive officers, including the Named Executive Officers, to make the guidelines more consistent with market practices, and to ensure executives retain a specified percentage of stock of the Company until the target ownership level is achieved and to reduce the risk that stock price volatility could impact the achievement of the target ownership requirement. Under the guidelines, the Named Executive Officers are required to hold shares of our stock with a value which is the lesser of the following:

Position or Salary	Target Ownership Guideline
Chief Executive Officer	5x salary in stock or 200,000 shares
Chief Operating Officer	4x salary in stock or 100,000 shares
Salary equal to or greater than $250,000	3x salary in stock or 50,000 shares
Salary below $250,000	2x salary in stock or 25,000 shares
Salary equal to or less than $150,000	1x salary in stock or 15,000 shares

As of December 31, 2014, each of the Named Executive Officers has met the stock ownership guideline requirement for ownership.

For purposes of the guidelines, vested in-the-money options, unearned performance-based restricted stock units, unvested service-based restricted stock and phantom shares in the Nonqualified Deferred Compensation Plan are taken into account. The Named Executive Officers have a significant number of outstanding stock options that are not currently exercisable and based on results to date, it is possible that not all of the performance-contingent awards will be earned.

Executive Compensation in 2015

In January 2015, based on results of a review by executive management of the compensation program, the Compensation Committee approved certain changes to the program which will be effective in 2015. In this review, the Compensation Committee considered the balance between short and long-term incentives, cash versus stock, revenue and risk metrics and absolute and relative Performance Measures and considered the time horizon of payments versus risks.

The Compensation Committee and Board first recognized the improvement in financial results in 2014 over 2013, compared to peers. Performance of the Company for the three-year period through 2013 and through the third quarter of 2014, compared to peers, was at the 62nd percentile and the 48th percentile, respectively. The Compensation Committee noted, however, that there was a slight misalignment of executive compensation with total cash compensation just below the median of the peer group. The Committee noted that the misalignment was due to the impact of lower base salaries and target cash incentives positioned slightly below the market median.

In 2015, the Compensation Committee agreed with management’s recommendation to continue the approach toward long-term equity incentive awards adopted in 2012.

The Chief Executive Officer’s long-term equity award in 2015 consists solely of performance-based restricted stock units. The purpose of awarding 100% of the Chief Executive Officer’s stock award in performance-based restricted stock units is to ensure his interests are totally aligned with the interests of shareholders. Twenty-five percent of the CEO’s award will be based on earnings per share growth and 75% will be based on total shareholder return relative to peers, both measured over a three-year performance period.

In 2015, our long-term equity awards for the Named Executive Officers (other than the Chief Executive Officer) will be allocated as follows:

75% performance-based restricted stock units; and

25% service-based restricted stock.

These weightings are the same as in 2014, and they ensure that most (75%) of an NEO’s long-term incentive compensation must be earned for performance.

The performance measure for the internal measure (33% of the performance-based award) will be the Company’s compounded annual growth rate in earnings per share measured against internal goals over a three-year performance period. The performance measure for the external measure (67% of the performance-based award) will be total shareholder return compared to peers over a three-year performance period.

The Compensation Committee and Board agreed to increase the base salary for 2015 for the CEO in recognition of the strong financial progress of the Company in 2014, the fact Mr. Jones had not received a base salary increase in seven years, and the recognition of the advancements made in the Company through the acquisition of four banks in 2014 to position the Company for accelerated growth in higher growth markets. The other Named Executive Officers met or exceeded Mr. Jones’ performance expectations for 2014, and based on his recommendations, the Compensation Committee increased the base salary of each of the Named Executive Officers between 2 and 4 percent, with the exception of Mr. Moore, who received no increase since his salary was within the targeted range for comparable positions within the Company’s peer group.

Management recommended, and the Compensation Committee and Board agreed, to make certain changes to the cash incentive plans of the Company for 2015 in order to reflect their view of emerging best practices and to better align incentive pay opportunities with peers. Specifically, the Compensation Committee approved changes to the annual incentive compensation opportunity for the CEO to better align his incentive opportunity with Peer Group practices. Mr. Jones’ STIP percentage opportunity for 2015 will be increased from

75% of his base salary to 90% of his base salary if Target is achieved. The Compensation Committee also made changes to the STIP Performance Measures for the Named Executive Officers to align all the Named Executive Officers to one plan with the same Performance Measures. In 2015, all of the Named Executive Officers will participate in the STIP comprised of the following Performance Measures: Corporate Net Income; Net Charge-Offs; Fourth Quarter Efficiency Ratio. In an effort to continue the progress the Company has made in Diversity, the Compensation Committee also granted the CEO the discretion to reduce any STIP earned in 2015 by up to 10% in the event the CEO, in his discretion, does not believe the Executive Management Team is sufficiently championing Diversity within the Company’s culture.

In addition to the changes summarized above, the Company is maintaining its existing compensation practices that represent strong corporate governance including the following:

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An independent compensation consultant and independent counsel who report directly to the Compensation Committee and provide no services to the Company other than those relating to the Compensation and Governance Committee’s decisions concerning executive and outside Director compensation;

•	Significant stock ownership guidelines that align executives’ interests with those of our shareholders;

•	A “clawback” policy that permits the Board to recover bonuses from senior executives whose fraud or misconduct resulted in a significant restatement of financial results;

•	An annual risk assessment of the Company’s pay practices; and

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Compensation policies and practices designed to discourage excessive risk-taking, including the assessment of performance across multiple dimensions and metrics, the use of multi-year performance periods and, as discussed above, the adoption of stock ownership guidelines and a “clawback” policy.

2014 Summary Compensation Table

The following table provides information regarding compensation earned by our Chief Executive Officer, Chief Financial Officer, and the three other executive officers employed at the end of 2014 who were most highly compensated for 2014.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert G. Jones President and Chief Executive Officer	2014 2013 2012	650,000 650,000 650,000	0 0 0	793,794 911,552 651,475	0 0 0	498,469 586,219 521,625	0 180,596 4,454	35,773 32,587 20,274	1,978,036 2,360,954 1,847,828

Christopher A. Wolking Senior EVP and Chief Financial Officer	2014 2013 2012	354,107 342,069 326,022	0 0 0	234,564 247,800 212,535	0 0 0	181,037 185,102 156,980	11,572 17,690 12,200	13,872 16,799 15,912	795,152 809,460 723,649

Daryl D. Moore EVP and Chief Credit Officer	2014 2013 2012	303,430 299,059 299,059	0 0 0	156,376 185,862 118,075	0 0 0	146,443 143,847 163,884	247,214 14,724 211,875	18,524 14,171 16,945	871,987 657,663 809,838

James A. Sandgren EVP and Chief Banking Officer	2014 2013 2012	329,054 275,046 266,699	0 0 0	130,314 123,900 70,845	0 0 0	176,455 134,296 119,481	12,311 139 7,262	26,601 24,491 24,489	674,735 557,872 488,776

Jeffrey L. Knight EVP and Chief Legal Counsel	2014 2013 2012	308,703 296,830 286,139	0 0 0	156,376 185,862 118,075	0 0 0	142,042 142,775 122,467	27,592 159 20,682	17,147 13,667 12,689	651,860 639,293 560,052

(1) Base salary increases for Named Executive Officers are effective in the first pay of April during the calendar year.

(2) Stock awards included in Column (e) consist entirely of service-based restricted stock and performance-based restricted stock units granted under our Amended and Restated 2008 Incentive Plan. The grant date value of the awards is as determined under FASB ASC Topic 718. For performance-based restricted stock, the grant date value is based on the number of units that would be earned at target levels of performance. The value of the award assuming the highest level of performance conditions are achieved for the 2012, 2013 and 2014 awards would be: Robert Jones ($1,302,950, $1,367,327 and $1,190,691); Christopher Wolking ($371,070, $339,550 and $318,884); Daryl Moore ($206,150, $254,680 and $212,589); James Sandgren ($123,690, $169,775, and $177,158); and Jeffrey Knight ($206,150, $254,680 and $212,589). For the number of shares of service-based and performance-based restricted stock awarded in 2014, see the Grants of Plan-Based Awards Table.

(3) These amounts represent incentives that were earned under the Company’s STIP. 2014 incentive amounts are for 2014 performance, but were not approved or paid until 2015.

(4) This amount is the increase of the actuarial present value of the executive’s benefit under our frozen defined benefit plans, plus the amount of the executive’s earnings credit under our Executive Deferred Compensation Plan in excess of the earnings that would have been credited using the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

The 2014 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: Robert Jones ($0 and -$27,704); Christopher Wolking ($11,572 and -$246); Daryl Moore ($234,127 and $13,087); James Sandgren ($12,182 and $129); and Jeffrey Knight ($27,427 and $165).

The 2013 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: Robert Jones ($0 and $180,596); Christopher Wolking (-$4,835 and $17,690); Daryl Moore (-$88,279 and $14,724); James Sandgren (-$5,745 and $139); and Jeffrey Knight (-$11,089 and $159).

The 2012 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: Robert Jones ($0 and $4,454); Christopher Wolking ($8,628 and $3,572; Daryl Moore ($195,604 and $16,271); James Sandgren ($7,116 and $146); and Jeffrey Knight ($20,530 and $152).

(5) The amounts specified in Column (i) include the following: perquisites, company contributions to defined contribution plans, cash dividends on restricted stock and life insurance premiums.

Name	Perquisites & Other Personal Benefits (a)	Company Contributions to Defined Contribution Plans (b)	Cash Dividends on Restricted Stock	Life Insurance Premiums (c)	Total
	($)	($)	($)	($)	($)
Robert G. Jones	0	35,149	0	624	35,773
Christopher A. Wolking	1,408	7,800	4,107	557	13,872
Daryl D. Moore	1,353	13,907	2,787	477	18,524
James A. Sandgren	14,788	9,214	2,053	546	26,601
Jeffrey L. Knight	2,223	11,650	2,787	487	17,147

(a) James A. Sandgren received a country club membership allowance of $12,540 for business development purposes, a cell phone allowance of $840 and an executive physical valued at $1,408.

(b) Company Contributions to Defined Contribution Plans include $7,650 and $27,499 to the Old National Bancorp Employee Stock Ownership and Savings Plan and the Old National Bancorp Executive Deferred Compensation Plan respectively, for Robert Jones; and $7,669 and $6,238 for Daryl Moore; and $7,800 and $3,850 for Jeff Knight; respectively to those same plans.

(c) The listed executive officers receive group life coverage equal to two times base salary, whereas other employees receive coverage of one times base salary. The amounts in this column are the premiums for the executive officers’ coverage.

Grants of Plan-Based Awards During 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert G. Jones	1/23/2014	243,750	487,500	731,250
	1/23/2014				16,036	64,145	96,218				793,794

Christopher A. Wolking	1/23/2014	88,527	177,054	265,580
	1/23/2014				3,375	13,500	20,250				168,639
	1/23/2014							4,500			65,925

Daryl D. Moore	1/23/2014	68,272	136,543	204,815
	1/23/2014				2,250	9,000	13,500				112,426
	1/23/2014							3,000			43,950

James A. Sandgren	1/23/2014	82,263	164,527	246,790
	1/23/2014				1,875	7,500	11,250				93,689
	1/23/2014							2,500			36,625

Jeffrey L. Knight	1/23/2014	69,458	138,916	208,375
	1/23/2014				2,250	9,000	13,500				112,426
	1/23/2014							3,000			43,950

(1) All non-equity incentive plan awards are made pursuant to our Amended and Restated 2008 Incentive Plan.

(2) The shares in Columns (f), (g), and (h) are performance-based restricted stock units granted under our Amended and Restated 2008 Incentive Compensation Plan. The performance period for 100% of the performance based awards is the three-year period ending December 31, 2016. The restriction period for 100% of the performance based grant ends on March 15, 2017. For the CEO for 25% of the award, the financial factor used is earnings per share growth. For the remaining 75% of the award, the relative financial factor used is total shareholder return as compared to the company’s peer group. For all other executives for 33% of the award the financial factor used is earning per share growth. For the remaining 67%, the relative financial factor used is total shareholder return as compared to the company’s peer group. Dividends accumulate on earned shares and are paid in the form of shares.

(3) The shares in Column (i) are service-based restricted shares granted under our Amended and Restated 2008 Incentive Compensation Plan that vest in three substantially equal installments on February 1 of 2015, 2016 and 2017. Vesting is contingent upon the Executive Officers remaining employed during the required service period. Executive Officers are entitled to dividends during the vesting period on the number of outstanding shares.

(4) No stock options were granted in 2014.

(5) The fair market value of the service-based restricted stock and performance-based restricted stock units reported in Column (l) is the grant date value of the awards as determined under FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2014

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Robert G. Jones	45,900			21.65	02/24/16				60,221	(2)	896,088
	59,100			18.43	01/25/17				19,928	(3)	296,529
	70,000			15.29	01/24/18				16,557	(4)	246,368
	49,000			13.31	01/29/19
Christopher A. Wolking	15,500			21.65	02/24/16	1,500	(1A)	22,320	14,781	(2)	219,941

	19,600			18.43	01/25/17	3,334	(1B)	49,610	3,984	(3)	59,282
	25,000			15.29	01/24/18	4,500	(1C)	66,960	3,484	(4)	51,842
	15,000			13.31	01/29/19
Daryl D. Moore	9,100			21.65	02/24/16	834	(1A)	12,410	8,212	(2)	122,195
	12,300			18.43	01/25/17	2,500	(1B)	37,200	2,990	(3)	44,491

	14,000			15.29	01/24/18	3,000	(1C)	44,640	2,323	(4)	34,566
	9,000			13.31	01/29/19

Footnotes:

(1A) Service-based restricted shares granted in 2012 that will become vested on February 1, 2015.

(1B) Service-based restricted shares granted in 2013 that will become vested in two substantially equal installments on February 1 of 2015 and 2016.

(1C) Service-based restricted shares granted in 2014 that will become vested in three substantially equal installments on February 1 of 2015, 2016 and 2017.

(2) This award represents performance-based restricted stock units granted in 2012. The number of units assumes that target performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be after December 31, 2014 and before March 31, 2015.

(3) This award represents performance-based restricted stock units granted in 2013. The number of units assumes that threshold performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be after December 31, 2015 and before March 15, 2016.

(4) This award represents performance-based restricted stock units granted in 2014. The number of units assumes that threshold performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be after December 31, 2016 and before March 15, 2017.

Outstanding Equity Awards at December 31, 2014

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)			Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)			(h)	(i)		(j)
James A. Sandgren	12,000			15.29	01/24/18	500	(1A	)	7,440	4,928	(2)	73,329
	7,000			13.31	01/29/19	1,667	(1B	)	24,805	1,991	(3)	29,626
						2,500	(1C	)	37,200	1,936	(4)	28,808
Jeffrey L. Knight	12,800			21.65	02/24/16	834	(1A	)	12,410	8,212	(2)	122,195
	16,500			18.43	01/25/17	2,500	(1B	)	37,200	2,990	(3)	44,491

	19,700			15.29	01/24/18	3,000	(1C	)	44,640	2,323	(4)	34,566
	11,000			13.31	01/29/19

Footnotes:

(1A) Service-based restricted shares granted in 2012 that will become vested on February 1, 2015.

(1B) Service-based restricted shares granted in 2013 that will become vested in two substantially equal installments on February 1 of 2015 and 2016.

(1C) Service-based restricted shares granted in 2014 that will become vested in three substantially equal installments on February 1 of 2015, 2016 and 2017.

(2) This award represents performance-based restricted stock units granted in 2012. The number of units assumes that target performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be after December 31, 2014 and before March 31, 2015.

(3) This award represents performance-based restricted stock units granted in 2013. The number of units assumes that threshold performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be after December 31, 2015 and before March 15, 2016.

(4) This award represents performance-based restricted stock units granted in 2014. The number of units assumes that threshold performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be after December 31, 2016 and before March 15, 2017.

Option Exercises and Stock Vested in 2014

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Robert G. Jones	0	0	62,227	839,442
Christopher A. Wolking	0	0	21,216	289,349
Daryl D. Moore	0	0	12,108	165,249
James A. Sandgren	0	0	7,348	100,314
Jeffrey L. Knight	0	0	12,108	165,249

Pension Benefits in 2014

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)	Change in Pension Value ($)
(a)	(b)	(c)	(d)	(e)	(f)
Robert G. Jones	Retirement Plan Supplemental Plan	0 0	0 0	0 0	0 0
Christopher A. Wolking	Retirement Plan Supplemental Plan	3 3	50,826 1,360	0 0	11,270 302
Daryl D. Moore (3)	Retirement Plan Supplemental Plan	26 26	653,212 513,877	0 0	131,028 103,099
James A. Sandgren	Retirement Plan Supplemental Plan	12 0	46,321 0	0 0	12,182 0
Jeffrey L. Knight (3)	Retirement Plan Supplemental Plan	10 0	127,619 0	0 0	27,427 0

(1) Benefits under both the Retirement Plan and the Supplemental Plan were frozen, effective December 31, 2005. The Retirement Plan is a tax-qualified defined benefit plan, and the Supplemental Plan is a defined benefit non-qualified deferred compensation plan established to make up for benefit reductions under the Retirement Plan on account of Internal Revenue Code benefit limitations.

(2) The calculation of present value of accumulated benefit assumes a discount rate of 4.00% until age 65. It further assumes that the executive officer will receive the present value of his or her retirement benefit at age 65 in the form of a lump sum payment, calculated using Mortality rates of 2007 from SOA RP-2014 study and Mortality Improvement: RPEC_2014 model beyond 2007. Changes in the mortality rates used to calculate the Company’s pension plan obligations had the effect of increasing the overall amount of such obligations by approximately 2%. See Note 15 of Notes to Consolidated Financial Statements for additional information concerning the material assumptions used to calculate the present value of accumulated pension benefits.100% of active participants are assumed to receive benefits as a single lump sum payment immediately for retirement and withdrawal benefits. The assumed lump sum basis is 4.00% interest and 50/50 unisex blend of the Mortality Rates and Mortality Improvement Scale listed above under mortality assumption.

(3) Under Old National Bancorp Employees’ Retirement Plan participants are eligible for early retirement benefits when they reach 55 years of age with 5 years of service. The plan defines normal retirement as the first day of the month coincident with or immediately following a participant’s 65th birthday. The formula for calculating early retirement benefits considers the number of years prior to a participant’s normal retirement date and applies a payment reduction that gradually decreases the closer an individual gets to achieving normal retirement. As of 12/31/2014, Daryl Moore is eligible for early retirement benefits under Old National Bancorp Employees’ Retirement Plan at a reduced rate of 57.69% of his accrued benefit.  Jeffrey Knight is eligible for retirement benefits at a reduced rate of 48.61% of his accrued benefit.

2014 NONQUALIFIED DEFERRED COMPENSATION

Name	Year	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (3) ($)

(a)		(b)	(c)	(d)	(e)	(f)
Robert G. Jones	2014 2013 2012	123,622 65,000 89,375	27,499 19,313 12,150	8,589 209,498 22,838	0 0 0	1,076,684 916,974 623,163

Christopher A. Wolking	2014 2013 2012	0 0 3,966	0 4,399 2,063	8,671 25,910 9,808	0 0 0	253,640 244,969 214,660

Daryl D. Moore	2014 2013 2012	36,412 29,906 28,710	6,238 3,266 1,622	52,114 49,146 42,886	0 0 0	1,113,547 1,018,783 936,465

James A. Sandgren	2014 2013 2012	0 0 0	1,100 1,000 590	538 475 383	0 0 0	11,505 9,867 8,392

Jeffrey L. Knight	2014 2013 2012	0 0 0	3,850 2,715 802	758 572 399	0 0 0	16,711 12,103 8,816

(1)	These amounts are also included under All Other Compensation in the Summary Compensation Table on page 46.

(2)	Of the 2014 balances reported in this column, the amounts of $0, $0, $13,087, $129 and $165 with respect to Messrs. Jones, Wolking, Moore, Sandgren and Knight respectively, were reported under Change in Pension Value and Non-Qualified Deferred Compensation in the Summary Compensation Table on page 46.

(3)	Of the 2014 balances reported in this column, the amounts of $379,089, $77,770, $206,242 and $9,078 with respect to Messrs. Jones, Wolking, Moore and Knight, respectively, were reported in the Summary Compensation Table in prior years.

Potential Payments on Termination or Change in Control.

Employment Agreements.  We have entered into employment agreements with each Named Executive Officer with the exception of Jeffrey L. Knight, who has entered into an Amended Severance and Change of Control Agreement (collectively referred to as “employment agreement(s)” or “agreements”). The amended agreements effective January 1, 2011, are summarized below. The summary is qualified in its entirety by reference to the agreements themselves, copies of which are available from the Company itself or from the Company’s public filings with the SEC.

The initial term of the employment agreements entered into with the Chief Executive Officer, Chief Financial Officer and Chief Banking Officer ended on December 31, 2010. The agreements contain automatic one-year extensions, unless the Named Executive Officer or the Company provides 60 days’ notice before the end of the year of intent not to renew the agreement. The initial terms of the agreements for Messrs. Moore and Knight expired on December 31, 2009, but were automatically renewed pursuant to the automatic one-year extensions set forth in the agreements. Messrs. Moore and Knight or the Company must provide 60 days’ notice before the end of the renewal term of intent not to renew the agreement.

Under each of their respective employment agreements, the Named Executive Officers are entitled to a base salary, incentive compensation (both cash and equity) and other employee benefits as determined by the Board. Based on information provided by the Compensation Committee’s compensation consultant, the Committee determined that the benefits, including the various multiples of components of compensation, were within the market range for such payouts and benefits. The Committee regularly reviews the Company’s employment and severance agreement arrangements and uses peer data to determine whether these arrangements are consistent with prevailing market practices.

Pursuant to the employment agreements, we are generally obligated to pay certain non-change of control severance benefits to the Named Executive Officer if we terminate his or her employment without cause, or the executive resigns within 90 days after we have taken certain actions that adversely affect him or her. The agreements also obligate the Company to pay certain severance benefits if there is a change of control of the Company as defined within the agreement. A Named Executive Officer must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, in order to receive his or her benefits.

For purposes of the employment agreements, “Cause” includes (i) the Named Executive Officer’s act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Employer or its reputation; (ii) the Named Executive Officer’s willful and material failure to perform the duties of his employment (except in the case of a termination of Employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within five (5) days after receiving notice from the Board specifying such failure in detail; (iii) the Named Executive Officer’s willful and material violation of the Company’s code of ethics or written harassment policies; (iv) the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company that the Named Executive Officer’s employment be terminated; (v) the Named Executive Officer’s arrest or indictment for a felony or a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or (vi) the Named Executive Officer’s intentional breach of a material term, condition, or covenant of the Agreement and the failure to correct such violation within five (5) days after receipt of written notice from the Board specifying such breach in detail.

We are generally required to pay non-change of control benefits under the employment agreements if the Named Executive Officer terminates his or her employment for “Good Reason” within 90 days after we have taken specified actions and we have failed to correct the event within 30 days following the Named Executive Officer’s notice of termination. These actions include (i) a material reduction in the Named Executive Officer’s duties, responsibilities, or status with the Company; (ii) a reduction in the Named Executive Officer’s base compensation or failure to include the Named Executive Officer with other similarly situated employees in any incentive, bonus, or benefit plans as may be offered by the Company from time to time; (iii) a change in the primary location at which the Named Executive Officer is required to perform the duties of his or her employment to a location that is more than fifty (50) miles from the location at which his or her office is located on the effective date of the agreement; or (iv) the Company’s material breach of the agreement.

The non-change of control severance benefits payable under the employment agreements for Messrs. Moore and Knight provide for a severance benefit of 52 weeks. The non-change of control severance benefits for our Chief Executive Officer, Chief Financial Officer and Chief Banking Officer provide for a severance payment of 104 weeks. For purposes of this payment, the Named Executive Officer’s Weekly Pay rate is the sum of his or her annual base salary then in effect and also includes payment of the Named Executive Officer’s target bonus for the year the severance is paid divided by 52. Each of the employment agreements contain non-solicitation and non-compete provisions, which remain in effect for two years after termination of employment.

The employment agreements also provide for change of control severance benefits for each Named Executive Officer. The Company is required to pay change of control severance benefits if, within two years following a change of control (as defined in the agreements), we terminate the Named Executive Officer’s employment for a reason other than “Cause” or the Named Executive Officer’s disability. The Board believes that the employment agreements, which include change of control severance benefits, assure the fair treatment of the Named Executive Officers in relation to their professional careers with the Company by providing them some measure of financial security in the event of a change of control. The change of control provision also protects the shareholders of the Company by encouraging the Named Executive Officers to continue to devote their full attention to the Company without being distracted by the need to seek other employment following the change of control. The Compensation Committee established the change of control payouts to each of the Named Executive Officers after reviewing peer data and consulting with PM&P.

Under the employment agreements, we are obligated to make the change of control severance payment, if the Named Executive Officer resigns for “Good Reason” within two years after a change of control after we have taken certain actions detrimental to the Named Executive Officer. These actions include (i) assignment to the Named Executive Officer of any duties materially inconsistent with his or her positions, duties, responsibilities, or status with the Company immediately before the change of control date; (ii) a substantial reduction in the Executive’s duties or responsibilities, or any removal of the Named Executive Officer from, or any failure to re-elect the Named Executive Officer to, any positions held by the Named Executive Officer immediately before the change of control date; (iii) a reduction by the Company in the compensation or benefits of the Named Executive Officer in effect immediately before the change of control date, or any failure to include the Named Executive Officer, at a level equal to or better than any other senior executive of the Company, in any incentive, bonus, or benefit plan covering one or more senior executives of the Company; (iv) a reduction in the Named Executive Officer’s total compensation opportunity; (v) a change in the primary location at which the Named Executive Officer is required to perform the duties of his or her employment to a location that is more than fifty (50) miles from the location at which his or her office is located immediately before the change in control date (disregarding any change in location in anticipation of the change of control); or (vi) the Company’s material breach of the Agreement.

The change of control severance payment required under the employment agreements is a single lump sum payment in an amount equal to the product of (i) three (3) times (for the Chief Executive Officer, Chief Financial Officer and Chief Banking Officer and two (2) times for our other Named Executive Officers) (ii) the sum of (A) the Named Executive Officer’s annual base salary, at the greater of the rate in effect on the change of control date or the termination date, plus (B) the Named Executive Officer’s target bonus for the year containing the change of control date, or, if greater, the calculated bonus percentage for the year preceding the change of control date, subject to certain limitations and reimbursement provisions contained in the employment agreement.

Following a change of control, all outstanding Company stock options, to the extent not previously vested and exercisable, shall become vested and exercisable upon the Named Executive Officer’s termination of employment. All grants of performance-based restricted stock will vest upon the closing of the change of control on a pro-rated basis as determined by the performance of the Company on the closing date as specified by the agreement. Service-based restricted stock awards will vest immediately upon an involuntary or good reason termination of a Named Executive Officer following a change of control. Otherwise, they will vest according to their original terms and conditions.

Under Code Section 4999, a 20% excise tax is imposed on change in control payments that are “excess parachute payments” within the meaning of Section 280G(b)(1). In general, the excess parachute payment threshold above which excise taxes are imposed is three times the base amount (which is the average W-2 compensation over five years). In January 2011, the employment agreements were amended as the Compensation Committee decided to eliminate tax gross ups and adopt a “best after-tax provision” whereby the executive receives the full 280G payment and has the responsibility for any excise tax, or the payment is reduced to the safe harbor amount, whichever will provide the executive the largest total after-tax benefit.

Potential Payments Upon Termination of Employment and Change in Control

The following tables provide information regarding potential payments upon termination of employment or a change in control for the Named Executive Officers. For purposes of the following tables, we have assumed that the change in control and/or termination occurred on December 31, 2014, and we have used the closing price of our stock on that date which was $14.88.

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each Named Executive Officer in each situation is listed in the following tables.

Robert G. Jones

President and CEO

Executive Benefits and Payments Upon Termination	Voluntary Termination/ Retirement		Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death
Compensation:
Base Salary	$0		$1,300,000	$0	$0		$0		$0
Short-Term Incentive	$0		$975,000	$0	$0		$0		$0
Change in Control Severance	$0		$0	$0	$3,708,656	(2)	$0		$0
Long Term Incentive
Performance-Based Restricted Shares
2012-2014 (Performance Period)	$1,636,800	(1)	$0	$0	$1,636,800	(3)	$1,636,800	(4)	$818,400	(5)
2013-2015 (Performance Period)	$1,673,866	(1)	$0	$0	$1,115,911	(3)	$1,673,866	(4)	$1,115,911	(5)
2014-2016 (Performance Period)	$1,431,716	(1)	$0	$0	$477,239	(3)	$1,431,716	(4)	$954,478	(5)
Stock Options
Unvested & Accelerated	$0		$0	$0	$0		$0		$0
Service-Based Restricted Stock
Unvested Awards	$0		$0	$0	$0		$0		$0
Benefits and Perquisites:
Accrued Vacation Pay	$50,000		$50,000	$50,000	$50,000		$50,000		$50,000
Medical / Life & Outplacement	$0		$49,632	$0	$49,632		$0		$0
Total	$4,792,382		$2,374,632	$50,000	$7,038,238		$4,792,382		$2,938,789

(1) If Mr. Jones voluntarily terminates his employment, based upon his age and years of service, his termination would be classified as a retirement. As such, he will continue as a participant through the performance period, and his 2012, 2013 and 2014 performance-based shares (including the forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(2) The Change in Control severance is calculated using the actual 2013 STIP result of 120.25% of his bonus at target.

(3) Performance-based restricted stock units granted in 2012, 2013 and 2014 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the change in control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s).

(4) If Mr. Jones terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2012, 2013 and 2014 performance-based units (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(5) If Mr. Jones dies while an employee, the period of restriction will lapse, and the 2012, 2013 and 2014 performance-based units will be treated as earned at the target level.

Christopher A. Wolking

Senior EVP, Chief Financial Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death
Compensation:
Base Salary	$0	$713,812	$0	$0		$0		$0
Short-Term Incentive	$0	$356,906	$0	$0		$0		$0
Change in Control Severance	$0	$0	$0	$1,650,110	(1)	$0		$0
Long Term Incentive
Performance-Based Restricted Shares
2012-2014 (Performance Period)	$0	$0	$0	$401,760	(2)	$401,760	(3)	$200,880	(4)
2013-2015 (Performance Period)	$0	$0	$0	$223,200	(2)	$334,800	(3)	$223,200	(4)
2014-2016 (Performance Period)	$0	$0	$0	$100,440	(2)	$301,320	(3)	$200,880	(4)
Stock Options
Unvested & Accelerated	$0	$0	$0	$0		$0		$0
Service-Based Restricted Stock
Unvested Awards	$0	$0	$0	$138,875	(2)	$138,875	(3)	$138,875	(4)
Benefits and Perquisites:
Accrued Vacation Pay	$27,454	$27,454	$27,454	$27,454		$27,454		$27,454
Medical / Life & Outplacement	$0	$52,450	$0	$52,450		$0		$0
Total	$27,454	$1,150,622	$27,454	$2,594,289		$1,204,209		$791,289

(1) The Change in Control severance is calculated using the actual 2013 STIP result of 120.25% of his bonus at target.

(2) Performance-based restricted stock units granted in 2012, 2013 and 2014 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the change in control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). All service-based restricted stock units are treated as fully earned at target level, and the period of restriction lapses upon a change in control and subsequent termination of employment.

(3) If Mr. Wolking terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2012, 2013 and 2014 performance-based restricted stock units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(4) If Mr.Wolking dies while an employee, the period of restriction will lapse, and 2012, 2013 and 2014 performance-based restricted stock units will be treated as earned at the target level.

Daryl D. Moore

EVP, Chief Credit Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination/ Retirement		Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death
Compensation:
Base Salary	$0		$305,040	$0	$0		$0		$0
Short-Term Incentive	$0		$137,268	$0	$0		$0		$0
Change in Control Severance	$0		$0	$0	$903,528	(2)	$0		$0
Long Term Incentive
Performance-Based Restricted Shares
2012-2014 (Performance Period)	$223,200	(1)	$0	$0	$223,200	(3)	$223,200	(4)	$111,600	(5)
2013-2015 (Performance Period)	$251,122	(1)	$0	$0	$167,415	(3)	$251,122	(4)	$167,415	(5)
2014-2016 (Performance Period)	$200,880	(1)	$0	$0	$66,960	(3)	$200,880	(4)	$133,920	(5)
Stock Options
Unvested & Accelerated	$0		$0	$0	$0		$0		$0
Service-Based Restricted Stock
Unvested Awards	$94,250	(1)	$0	$0	$94,250	(3)	$94,250	(4)	$94,250	(5)
Benefits and Perquisites:
Accrued Vacation Pay	$29,331		$29,331	$29,331	$29,331		$29,331		$29,331
Medical / Life & Outplacement	$0		$29,337	$0	$43,673		$0		$0
Reduction for 280G					-$206,410	(6)
Total	$798,783		$500,976	$29,331	$1,321,947		$798,783		$536,516

(1) If Mr. Moore voluntarily terminates his employment, based upon his age and years of service, his termination would be classified as a retirement. As such, he will continue as a participant through the service and performance period, and his 2012, 2013 and 2014 performance-based shares (including the forfeiture of some or all shares) and his unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(2) The Change in Control severance is calculated using the actual 2013 STIP result of 120.25% of his bonus at target.

(3) Performance-based restricted stock awards granted in 2012, 2013 and 2014 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the Change in Control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). All service-based restricted stock units are treated as fully earned at target level, and the period of restriction lapses upon a change in control and subsequent termination of employment.

(4) If Mr. Moore terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2012, 2013 and 2014 performance-based shares (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(5) If Mr. Moore dies while an employee, the period of restriction will lapse, and the 2012, 2013 and 2014 performance-based shares will be treated as earned at the target level.

(6) Under Code Section 4999, a 20% excise tax is imposed on change in control payments that are “excess parachute payments” within the meaning of Section 280G(b)(1). In order to provide Mr. Moore with the “best after tax” benefit in accordance with his Severance and Change In Control agreement, his payment would be reduced to the safe harbor amount which is three times his base amount less $1.

James A. Sandgren

EVP, Chief Banking Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination/ Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death
Compensation:
Base Salary	$0	$700,000	$0	$0		$0		$0
Short-Term Incentive	$0	$350,000	$0	$0		$0		$0
Change in Control Severance	$0	$0	$0	$1,575,000	(1)	$0		$0
Long Term Incentive
Performance-Based Restricted Shares
2012-2014 (Performance Period)	$0	$0	$0	$133,920	(2)	$133,920	(3)	$66,960	(4)
2013-2015 (Performance Period)	$0	$0	$0	$111,600	(2)	$167,400	(3)	$111,600	(4)
2014-2016 (Performance Period)	$0	$0	$0	$55,800	(2)	$167,400	(3)	$111,600	(4)
Stock Options
Unvested & Accelerated	$0	$0	$0	$0		$0		$0
Service-Based Restricted Stock
Unvested Awards	$0	$0	$0	$69,445	(2)	$69,445	(3)	$69,445	(4)
Benefits and Perquisites:
Accrued Vacation Pay	$26,923	$26,923	$26,923	$26,923		$26,923		$26,923
Medical / Life & Outplacement	$0	$46,812	$0	$46,812		$0		$0
Total	$26,923	$1,123,735	$26,923	$2,019,500		$565,088		$386,528

(1) The Change in Control severance is calculated using Mr. Sandgren’s 2014 target bonus percentage.

(2) Performance-based restricted stock units granted in 2012, 2013 and 2014 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the Change in Control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). All service-based restricted stock units are treated as fully earned at target level, and the period of restriction lapses upon a change in control and subsequent termination of employment.

(3) If Mr. Sandgren terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2012, 2013 and 2014 performance-based restricted stock units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(4) If Mr. Sandgren dies while an employee, the period of restriction will lapse, and the 2012, 2013 and 2014 performance-based restricted stock units will be treated as earned at the target level.

Jeffrey L. Knight

EVP, Chief Legal Counsel

Executive Benefits and Payments Upon Termination	Voluntary Termination/ Retirement		Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death
Compensation:
Base Salary	$0		$311,933	$0	$0		$0		$0
Short-Term Incentive	$0		$140,370	$0	$0		$0		$0
Change in Control Severance	$0		$0	$0	$923,946	(2)	$0		$0
Long Term Incentive
Performance-Based Restricted Shares
2012-2014 (Performance Period)	$223,200	(1)	$0	$0	$223,200	(3)	$223,200	(4)	$111,600	(5)
2013-2015 (Performance Period)	$251,122	(1)	$0	$0	$167,415	(3)	$251,122	(4)	$167,415	(5)
2014-2016 (Performance Period)	$200,880	(1)	$0	$0	$66,960	(3)	$200,880	(4)	$133,920	(5)
Stock Options
Unvested & Accelerated	$0		$0	$0	$0		$0		$0
Service-Based Restricted Stock
Unvested Awards	$94,250	(1)	$0	$0	$94,250	(3)	$94,250	(4)	$94,250	(5)
Benefits and Perquisites:
Accrued Vacation Pay	$23,995		$23,995	$23,995	$23,995		$23,995		$23,995
Medical / Life & Outplacement	$0		$30,847	$0	$46,693		$0		$0
Reduction for 280G					-$357,603	(6)
Total	$793,447		$507,145	$23,995	$1,188,856		$793,447		$531,180

(1) If Mr. Knight voluntarily terminates his employment, based upon his age and years of service, his termination would be classified as a retirement. As such, he will continue as a participant through the service and performance period, and his 2012, 2013 and 2014 performance-based shares (including the forfeiture of some or all shares) and his unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(2) The Change in Control severance is calculated using the actual 2013 STIP result of 120.25% of his bonus at target.

(3) Performance-based restricted stock awards granted in 2012, 2013 and 2014 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the Change in Control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). All service-based restricted stock units are treated as fully earned at target level, and the period of restriction lapses upon a change in control and subsequent termination of employment.

(4) If Mr. Knight terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2012, 2013 and 2014 performance-based units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(5) If Mr. Knight dies while an employee, the period of restriction will lapse, and 2012, 2013 and 2014 performance-based units will be treated as earned at the target level.

(6) Under Code Section 4999, a 20% excise tax is imposed on change in control payments that are “excess parachute payments” within the meaning of Section 280G(b)(1). In order to provide Mr. Knight with the “best after tax” benefit in accordance with his Severance and Change In Control agreement, his payment would be reduced to the safe harbor amount which is three times his base amount less $1.

Item 2: Approval of an Advisory Proposal on Executive Compensation

As required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders advise that they approve the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the “Compensation Discussion and Analysis” section and the compensation tables and any related material in the “Compensation of Named Executive Officers” section of this Proxy Statement for its 2015 Annual Meeting).

In response to the voting results for the frequency of the “say-on-pay” vote at the 2011 Annual Meeting, we are providing shareholders with the opportunity to annually provide a “say-on-pay” advisory vote.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.

We believe that our CEO and executive management have successfully managed the Company through the most recent challenging economic and banking environment. We have been committed to achieving a high level of return to our shareholders and have executed multiple strategic mergers and other acquisitions in the past several years placing the Company in higher growth markets that have provided and will provide opportunities to enhance shareholder value. In 2014 our results were exemplary:

•	EPS $.95

•	Highest Net Income ($103.7 mil) since 2002 ($128.1 mil)

•	ROE 7.91%

•	ROA .99%

•	Efficiency Ratio 70.03%

•	Net Charge-Off Ratio .04%

•	Provision Expense $3.1 million

•	Organic Loan Growth $339.6 million

Our Board of Directors recommends a vote FOR this resolution because it believes the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial performance, aligning our executives’ long-term interests with those of the shareholders and also motivating the executives to remain with the Company for long and productive careers.

Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of our Named Executive Officers in the section captioned “Compensation Discussion and Analysis” beginning on page 27.

The Board unanimously recommends a vote “FOR” approval of the advisory vote on Executive Compensation.

Item 3: Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Board proposes the ratification by the shareholders at the Annual Meeting of the Audit Committee’s appointment of Crowe Horwath LLP, Indianapolis, Indiana, as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2015. Although ratification by the shareholders of the Company’s independent registered public accounting firm is not required, the Company deems it desirable to continue its established practice of submitting such selection to the shareholders. In the event the appointment of Crowe Horwath LLP is not ratified by the shareholders, the Audit Committee of the Board will consider appointment of other independent registered public accounting firms for the fiscal year ending December 31, 2015. A representative of Crowe Horwath LLP will be present at the Annual Meeting and will have the opportunity to make a statement or respond to any questions that shareholders may have.

Our Board unanimously recommends that you vote “FOR” the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Independent Accountants’ Fees

The following table sets forth the aggregate fees for audit services rendered by Crowe Horwath LLP in connection with the consolidated financial statements and reports for fiscal year 2014 and 2013 and for other services rendered during fiscal year 2014 and 2013 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services. The aggregate fees included in Audit are fees billed or expected to be billed for the fiscal years for the audit of the registrant’s annual financial statements and internal controls and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed for services rendered during the fiscal years.

	Fiscal 2014	Fiscal 2013
Audit Fees	$1,476,850	$1,164,800
Audit Related Fees	0	5,200
Tax Fees	21,525	0
All Other Fees	146,880	398,545

	$1,645,255	$1,568,545

Audit Fees:

Consists of fees billed for professional services rendered for (i) the audit of Old National’s consolidated financial statements and the integrated audit of internal control, (ii) the review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q, (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, and (iv) other services that generally only the principal accountant can provide. These services included fees for the audit of the financial statements of Indiana Old National Insurance Company in 2014 and 201, for HUD audits for 2014 and 2013, and for the comfort letter procedures in 2014.

Audit-Related Fees:

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under ‘‘Audit Fees.’’ These services may include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. These fees represent work performed in 2013 on assistance with an SEC comment letter.

Tax Fees:

Consists of fees billed for tax compliance/preparation and other tax services. Tax compliance/ preparation may consist of fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services may consist of fees billed for other miscellaneous tax consulting and planning and for individual income tax preparation.

All Other Fees:

Consists of fees for all other services provided other than those reported above. For 2014 and 2013, the fees were paid for non-audit related consulting services performed by Crowe Horwath related to improvements in the Company’s process for compliance with non-financial and non-accounting regulatory requirements and for 2014 included process mapping of a product offered by an entity to be acquired.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

All of the fees and services described above under ‘‘Audit Fees’’, ‘‘Audit-Related Fees’’, ‘‘Tax Fees’’ and ‘‘All Other Fees’’ were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent accountants. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed supporting documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Report of the Audit Committee

This Audit Committee report is provided to inform shareholders of the Audit Committee oversight with respect to the Company’s financial reporting. The Audit Committee operates under a written Audit Committee Charter which meets the requirements of the SEC and the NASDAQ.

Independence of Audit Committee Members

The Audit Committee is comprised of five members of the Board of the Company. All of the members of the Audit Committee are independent from management and the Company (as independence is currently defined in the NASDAQ listing requirements).

Scope of Responsibilities

The Audit Committee’s responsibilities are primarily derived from its role in the general oversight of the financial reporting process. That role includes the creation and maintenance of a strong internal control environment and a process of assessing the risk of fraud in the reporting process. The committee’s responsibilities include the authority and the responsibility of selecting, evaluating and, where appropriate, replacing the independent accountants; reviewing the scope, conduct and results of audits performed; making inquiries as to the differences of views, if any, between such independent accountants and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems; considering whether the provision by the independent accountants of services for the Company, in addition to the annual audit examination, is compatible with maintaining the independent accountants’ independence; reviewing the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company’s internal audit department; pre-approving all auditing services and permissible non-audit services provided to the Company by the independent accountants; reviewing any significant disagreements between management and the independent accountants in connection with the preparation of the financial statements; and discussing the quality and adequacy of the Company’s internal controls with management, the internal auditors and the independent accountants.

While the primary responsibility for compliance activities is with the Enterprise Risk Committee, the Audit Committee has responsibility for the general oversight of the Company’s compliance with banking laws and regulations.

2014 Work of the Audit Committee

The Audit Committee engaged Crowe Horwath LLP as the Company’s independent registered public accounting firm as of and for the period ending December 31, 2014. The selection of Crowe Horwath LLP was ratified by the shareholders of the Company at the 2014 Annual Meeting.

In fulfilling its oversight responsibilities in 2014, the Audit Committee continued to closely monitor the financial reporting and accounting practices of the Company, including the establishment of an appropriate level of loan loss reserve. The Audit Committee also requires periodic updates from management with respect to other critical accounting areas, including but not limited to, financial derivatives, goodwill and intangibles, securities impairment, purchase accounting and income taxes.

The Company has been actively engaged in mergers and acquisitions during the last four years, including three transactions announced in 2014. The committee monitors the accounting for, and the reporting of, those transactions at closing (“day one”) and subsequent to closing (“day two”).

During the year, the Audit Committee continued to monitor the Company’s compliance with the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee, in its designated role as the committee assigned the responsibility for general oversight of the Company’s compliance with banking laws and regulations, met regularly with the Company’s Chief Risk Officer and other management personnel to review the Company’s compliance with banking laws and regulations and receive updates regarding regulatory matters. In addition, the Chairman of the Audit Committee is a member of the Company’s Enterprise Risk Committee, which has primary oversight of the credit administration and compliance activities of the Company. Participation by Audit Committee members on the Enterprise Risk Committee also enhances the Audit Committee’s ability to monitor the Company’s exposure to business risk, including the risk of fraud. In addition, several members of the Audit Committee are members of the Board’s Funds Management and Finance and Corporate Development Committees. Membership on those committees provides the Audit Committee with valuable insight into (a) the Company’s mitigation initiatives with respect to interest rate risk, liquidity risk, capital risk, use of financial derivatives and other risk exposures and (b) developments in the areas of budgeting, financial performance and mergers and acquisitions.

Throughout the year, the Audit Committee was involved in monitoring the Ethicspoint® reporting system which was acquired and implemented in 2003 to assist the Audit Committee in administering the anonymous complaint procedures outlined in the Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 required that the Audit Committee establish procedures for the confidential submission of employee concerns regarding questionable accounting, internal controls or auditing matters. The Audit Committee will continue to ensure that the Company is in compliance with all applicable rules and regulations with respect to the submission to the Audit Committee of anonymous complaints from employees of the Company.

Review with Management and Independent Accountants

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2014 and the footnotes thereto, with management and the independent accountants, Crowe Horwath LLP. The Audit Committee also received from management drafts of the Company’s Quarterly Reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

The Audit Committee periodically reviewed with the independent accountants their assessment of the progress being made by the Company and by the independent accountants in achieving the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee reviewed with the Company’s internal auditors and independent accountants the overall scope and plans for their respective audit activities. The Audit Committee also met with its internal auditors and the independent accountants, with and without management present, to discuss the results of their examinations and their evaluations of internal controls. Additionally, the Audit Committee reviewed and discussed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee pursuant to the PCAOB’s Auditing Standard 16.

The Audit Committee discussed with Crowe Horwath LLP their independence from management and the Company, and received the written disclosures and the letter from Crowe Horwath LLP required by PCAOB Rule 3526. As disclosed on page 62 under “Independent Accountant Fees,” after thorough review and finding no conflict of interest or any potential impact on independence, the Audit Committee approved non-audit related consulting services to be performed by Crowe Horwath in 2014.

Audit Committee Financial Expert

The Board determined that Andrew E. Goebel is an “Audit Committee Financial Expert” as defined by the SEC. A description of Mr. Goebel’s relevant experience can be found in his biography on page 16. Mr. Goebel is independent as that term is defined in the NASDAQ listing standards.

Appointment of Crowe Horwath LLP

The Audit Committee has appointed Crowe Horwath LLP as the Company’s independent registered public accounting firm as of and for the period ending December 31, 2015.

Annual Committee Review of Charter and Performance Evaluation

As required by the Audit Committee’s Charter, in early 2015 the Audit Committee reviewed the Charter for possible revisions. Also, as required by the Audit Committee’s Charter, the Audit Committee conducted an annual performance evaluation, the results of which have been discussed with the Audit Committee members and shared with the Corporate Governance and Nominating Committee.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

Submitted by,

Members of the Audit Committee

Andrew E. Goebel, Chairman

Jerome F. Henry, Jr.

Kelly N. Stanley

Phelps L. Lambert

Arthur H. McElwee, Jr.

Transactions with Management and Others

The executive officers and Directors of the Company are at present, as in the past, customers of one or more of the Company’s subsidiaries and have had and expect in the future to have similar transactions with the subsidiaries in the ordinary course of business. In addition, some of the executive officers and Directors of the Company are at present, as in the past, officers, Directors or principal shareholders of corporations which are customers of these subsidiaries and which have had and expect to have transactions with the subsidiaries in the ordinary course of business. All such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of the By-Laws and the Code of Business Conduct and Ethics of the Company.

The provisions of the By-Laws apply to contracts or transactions between the Company and

•	any one or more of its Directors, members or employees,

•	any firm of which one or more of its Directors are members or employees or in which they are interested, or

•	any corporation or association of which one or more of its Directors are stockholders, members, Directors, officers, or employees or in which they are interested.

Contracts or transactions between the Company and the persons described above are valid for all purposes, if the fact of such interest is disclosed to the Board and the Board authorizes, approves and ratifies such contract or transaction by a vote of a majority of the Directors present at the meeting at which the contract or transaction is considered. In the case where a Director has an interest in the transaction or contract, the Director is permitted to attend the meeting of the Board at which the transaction is considered and may be counted for purposes of determining if a quorum is present. The vote of the interested Director, may not, however, be counted for purposes of determining whether the transaction is approved by a majority of the Directors present.

Except in the case where such transactions are specifically approved by the Board, the Company’s Code of Business Conduct and Ethics prohibits transactions with related persons which result in a conflict of interest. For this purpose, “related persons” include the Directors, executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock. Such transactions may be approved by the Board upon a determination that the transactions are in the best interests of the Company.

The Company has made, and expects to make in the future through its bank subsidiary, loans in the ordinary course of business to Directors and officers of the Company, members of their immediate families and corporations and other entities in which they may have a controlling interest. The loans to such persons are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with person not related to the Company or Old National Bank, and the loans did not involve more than normal risk of collectability or present other unfavorable features.

Shareholder Proposals and Director Nominations

for the 2016 Annual Meeting

Proposals submitted by shareholders under Rule 14a-8 of the Securities Exchange Act of 1934 to be presented at the 2016 Annual Meeting must be received by the Company at its principal executive office no later than November 14, 2015, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposals should be sent to the attention of the Corporate Secretary of the Company at P.O. Box 718, Evansville, Indiana 47705-0718. If notice of any other shareholder proposal intended to be presented at the 2016 Annual Meeting is not received by the Company on or before February 7, 2016, the proxy solicited by the Board of the Company for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

All nominations of persons to serve as Directors of the Company must be made in accordance with the requirements contained in the Company’s By-Laws. See the description of the nomination procedures beginning on page 7.

Annual Report

Upon written request, the Company will provide without charge to each shareholder who does not otherwise receive a copy of the Company’s annual report to shareholders a copy of the Company’s annual report on Form 10-K which is required to be filed with the SEC for the year ended December 31, 2014. Address all requests to:

Joan Kissel, Senior Vice President & Controller

Old National Bancorp

P. O. Box 718

Evansville, Indiana 47705-0718

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers and persons who beneficially own more than 10% of the Company common stock to file with the SEC reports showing ownership of and changes of ownership in shares of the Company’s common stock and other equity securities. On the basis of reports and representations submitted by the Company’s Directors, executive officers, and greater-than-10% owners, the Company believes that all required Section 16(a) filings for fiscal year 2014 were timely made except for the following: One late report on Form 4 filed on November 13, 2014, reporting one transaction for Phelps Lambert, one late report on Form 4 filed on November 13, 2014, reporting one transaction for Kelly Stanley, one late report on Form 4 filed on November 13, 2014, reporting one transaction for Linda White, and one late report on Form 4 filed on December 29, 2014, reporting one transaction for John Kamin.

Other Matters

The Board of the Company does not know of any matters for action by shareholders at the 2015 Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting. However, the enclosed proxy will confer upon the named proxies discretionary authority with respect to matters which are not known to the Board at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named as proxies to vote pursuant to the proxy with respect to such matters in accordance with their best judgment.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, sign and return their proxies in order that a quorum for the Annual Meeting may be assured. You may also vote your proxy by Internet. If you do not vote your proxy by Internet, then it may be mailed in the enclosed envelope, to which no postage need be affixed.

OLD NATIONAL BANCORP

PO Box 929

Evansville, Indiana 47706-0929

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be held on May 7, 2015. The 2014 Annual Report on Form 10-K, Proxy Statement, Letter to Shareholders, and directions to the Annual Meeting are available at www.oldnational.com/proxy.

INTERNET VOTING INSTRUCTIONS

You can vote by Internet 24 hours a day, 7 days a week.

To vote online, go to www.oldnational.com/proxy and click on “Cast your Vote”. Note: If voting by Internet, your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your Proxy Card. The Internet voting facilities will close at 12:00 p.m. (Central Time Zone) on May 6, 2015.

VOTE BY MAIL

On the reverse side, please mark your Proxy Card. Then sign, date, and return the Proxy Card in the enclosed postage-paid envelope. If you VOTE BY INTERNET, please DO NOT RETURN YOUR PROXY CARD IN THE MAIL.

i SIGN AND DATE THIS CARD - DETACH PROXY CARD HERE i

2)	Advisory approval of the Company’s Executive Compensation.

FOR  ☐                        AGAINST   ☐                         ABSTAIN  ☐

3)	Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

FOR  ☐                         AGAINST  ☐                         ABSTAIN  ☐

4)	The Proxies are hereby granted authority to vote, in their discretion, upon such other business as may properly come before the May 7, 2015 Annual Meeting and any adjournments or postponements thereof.

This PROXY, when properly executed, will be voted in the manner directed herein by the undersigned

SHAREHOLDER(S). If no direction is made, this PROXY WILL BE VOTED FOR Proposals 1, 2 and 3.

ALL EARLIER PROXIES ARE HEREBY REVOKED.

Signature(s) Date

Signature(s) Date

Joint owners should each sign personally. Trustees, corporate officers and others signing in a representative capacity should indicate the capacity in which they sign.

ADMISSION TICKET

PLEASE BRING THIS TICKET TO THE ANNUAL MEETING.

It will expedite your admittance when presented upon your arrival.

OLD NATIONAL BANCORP

2015 Annual Meeting of Shareholders

Thursday, May 7, 2015 - 9:00 a.m. CDT / Evansville Time

Old National Bank Headquarters

Schlottman Auditorium – 4th Floor

One Main Street

Evansville, Indiana

RETAIN ADMISSION TICKET.

Upon arrival, please present this admission ticket at the registration desk. This ticket is valid to admit the shareholder(s) to the 2015 Annual Meeting.

A reception will follow the Meeting; however, it is not necessary to RSVP.

Please vote electronically or send in your proxy even if you plan to attend the meeting.

i DETACH PROXY CARD HERE i

OLD NATIONAL BANCORP PROXY

This Proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 7, 2015, and any adjournments or postponements thereof.

The undersigned hereby appoints Jeffrey L. Knight, Patrick A. Shoulders, and Raymond L. Farabaugh, each of them singly, as Proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as indicated herein, all the shares of common stock of OLD NATIONAL BANCORP held of record by the undersigned on March 3, 2015, and which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 7, 2015, and all adjournments or postponements thereof, on the following matters.

1)	The election of the Company’s Board of Directors consisting of thirteen Directors to serve for one year and until the election and qualification of their successors. (Mark only one box below.)

01 – Alan W. Braun	02 – Larry E. Dunigan	03 – Niel C. Ellerbrook	04 – Andrew E. Goebel
05 – Jerome F. Henry, Jr.	06 – Robert G. Jones	07 – Phelps L. Lambert	08 – Arthur H. McElwee, Jr.
09 – James T. Morris	10 – Randall T. Shepard	11 – Rebecca S. Skillman	12 – Kelly N. Stanley
13 – Linda E. White

☐	FOR ALL NOMINEES LISTED HEREIN (except as indicated below) ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

Instruction: To withhold authority to vote for any individual nominee, print the number(s) of the nominee(s) on the line provided.